UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Fidelity National Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIDELITY NATIONAL FINANCIAL, INC.

601 RIVERSIDE AVENUE

JACKSONVILLE, FLORIDA 32204

APRIL 23, 2020

Dear Shareholder:

On behalf of the board of directors, I cordially invite you to attend the annual meeting of the shareholders of Fidelity National Financial, Inc. The meeting will be held on June 10, 2020 at 10:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204.* The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	Who can vote; and
•	The different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes.

On behalf of the board of directors, I thank you for your cooperation.

Sincerely,

Raymond R. Quirk

Chief Executive Officer

*As part of our precautions regarding the coronavirus (COVID-19), we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investor Info page of our website at www.fnf.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check the website the week of the meeting.

NOTICE OF ANNUAL

MEETING OF SHAREHOLDERS

To the Shareholders of Fidelity National Financial, Inc.:

Notice is hereby given that the 2020 Annual Meeting of Shareholders of Fidelity National Financial, Inc. will be held on June 10, 2020 at 10:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 in order to:

1.	Elect four Class III directors to serve until the 2023 Annual Meeting of Shareholders or until their successors are duly elected and qualified or their earlier death, resignation or removal;

2.	Approve a non-binding advisory resolution on the compensation paid to our named executive officers; and

3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year.

At the meeting, we will also transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors set April 13, 2020 as the record date for the meeting. This means that owners of FNF’s common stock at the close of business on that date are entitled to:

•	Receive notice of the meeting; and

•	Vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the annual meeting in person. However, even if you plan to attend the annual meeting in person,

please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting.

You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 3 of the proxy statement.

Sincerely,

Michael L. Gravelle

Corporate Secretary

Jacksonville, Florida
April 23, 2020

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

*As part of our precautions regarding the coronavirus (COVID-19), we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investor Info page of our website at www.fnf.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check the website the week of the meeting.

Fidelity National Financial, Inc.

TABLE OF CONTENTS

1	General Information About the Company
2	General Information About the Annual Meeting
7	Corporate Governance Highlights
7	Corporate Governance and Related Matters
18	Certain Information About our Directors
26	Proposal No. 1: Election of Directors
26	Certain Information About our Executive Officers
28	Compensation Discussion and Analysis
28	Executive Summary
49	Executive Compensation
69	Proposal No. 2: Advisory Vote on Executive Compensation
72	Proposal No. 3: Ratification of Independent Registered Accounting Firm
74	Security Ownership of Certain Beneficial Owners, Directors and Executive Officers
76	Certain Relationships and Related Transactions
84	Shareholder Proposals
84	Other Matters
84	Available Information

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PROXY STATEMENT

The enclosed proxy is solicited by the board of directors, or the board, of Fidelity National Financial, Inc., or FNF or the Company, for use at the Annual Meeting of Shareholders to be held on June 10, 2020 at 10:00 a.m., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The annual meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

As part of our precautions regarding the coronavirus (COVID-19), we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investor Info page of our website at www.fnf.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check the website the week of the meeting.

It is anticipated that such proxy, together with this proxy statement, will first be mailed on or about April 23, 2020 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-8100.

GENERAL INFORMATION ABOUT THE COMPANY

We are a leading provider of (i) title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees, recordings and reconveyances and home warranty products and (ii) transaction services to the real estate and mortgage industries. FNF is one of the nation’s largest title insurance companies operating through its title insurance underwriters – Fidelity National Title Insurance Company, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company, Alamo Title Insurance and National Title Insurance of New York Inc. – which collectively issue more title insurance policies than any other title company in the United States. Through our subsidiary ServiceLink Holdings, LLC, or ServiceLink, we provide mortgage transaction services, including title-related services and facilitation of production and management of mortgage loans.

Pending Acquisition of F&G

On February 7, 2020, we signed a merger agreement (the Merger Agreement) to acquire FGL Holdings (F&G) (NYSE: FG). Subject to the terms and conditions of the Merger Agreement, at the First Effective Time (as defined in the Merger Agreement), the ordinary shares of F&G, including all restricted ordinary shares (whether vested or unvested), issued and outstanding as of immediately prior to the First Effective Time (other than (i) shares owned by F&G and any of its subsidiaries or FNF and any of its subsidiaries and (ii) shares in respect of which dissenters rights have been properly exercised and perfected under Cayman law) will be converted into the right to receive $12.50 in cash or 0.2558 shares of common stock of FNF, at the election of the holder thereof and

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subject to the proration mechanics set forth in the Merger Agreement. All ordinary shares held by FNF and our subsidiaries will be converted into the right to receive the Stock Consideration. Each Series B Cumulative Preferred Share of F&G, all of which are held by FNF and our subsidiaries, will be converted into the right to receive a number of shares of FNF common stock that is equal to a the Liquidation Preference described in the Merger Agreement, divided by (ii) the Reference Parent Common Stock Price (as defined in the Merger Agreement).

The acquisition of F&G will provide diversification of our cash and income streams away from title insurance in a transaction that is immediately accretive to earnings and cash flow and is expected to provide predictable income that is countercyclical that performs best in a rising long term rate environment through an attractive retirement insurance business with strong growth tailwinds as demand for retirement insurance products are propelled by an aging demographic. We expect to leverage our management team’s strong capital allocation skills in an adjacent, consolidating insurance industry to drive sustained free cash flow returns.

F&G has a unique, deep relationship with Blackstone that gives it a meaningful differentiation from its competitors. In anticipation of the acquisition by FNF, F&G is enhancing and extending its long-term investment management partnership with Blackstone, which will continue under FNF and will include Blackstone’s embedded investment support functions. Blackstone has helped F&G successfully position its portfolio to achieve higher investment performance while minimizing risk and upgrading its financial strength rating.

The closing of the transaction is subject to closing conditions, including the approval by F&G stockholders, federal and state regulatory approvals, and the satisfaction of other customary closing conditions. Closing is expected in the second or third quarter of 2020.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented. As noted above, we may announce alternative arrangements for the annual meeting in light of COVID-19.

WHY DID I RECEIVE THIS PROXY STATEMENT?

The board is soliciting your proxy to vote at the annual meeting because you were a holder of our common stock at the close of business on April 13, 2020, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company’s directors and executive officers.

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WHO IS ENTITLED TO VOTE?

All record holders of our common stock as of the close of business on April 13, 2020 are entitled to vote. As of the close of business on that day, 272,013,813 shares of our common stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

If you hold your shares of FNF common stock through a broker, bank or other nominee, you are considered a “beneficial owner,” and you will receive separate instructions from the nominee describing how to vote your shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares. Beneficial owners may also vote their shares in person at the annual meeting after first obtaining a legal proxy from their nominees by following the instructions provided by their nominees, and presenting the legal proxy to the election inspectors at the annual meeting.

WHAT SHARES ARE COVERED BY THE PROXY CARD?

The proxy card covers all shares of FNF common stock held by you of record (i.e., shares registered in your name) and any shares of FNF common stock held for your benefit in our 401(k) plan.

HOW DO I VOTE?

You may vote using any of the following methods:

•	In person at the annual meeting. All shareholders may vote in person at the annual meeting by bringing the enclosed proxy card or proof of identification, but if you are a beneficial owner (as opposed to a record holder), you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors at the annual meeting with your ballot when you vote at the meeting; or
•	By proxy. There are three ways to vote by proxy:
•	By mail, using the enclosed proxy card and return envelope;
•	By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or
•	By the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

As part of our precautions regarding the coronavirus (COVID-19), we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investor Info page of our website at www.fnf.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check the website the week of the meeting.

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WHAT DOES IT MEAN TO VOTE BY PROXY?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer, Corporate Secretary, Assistant Corporate Secretary, and each of them, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the board for such proposal.

ON WHAT AM I VOTING?

You will be asked to consider four proposals at the annual meeting.

•	Proposal No. 1 asks you to elect four Class III directors to serve until the 2023 Annual Meeting of Shareholders.
•	Proposal No. 2 asks you to approve, on a non-binding advisory basis, the compensation paid to our named executive officers in 2019.
•	Proposal No. 3 asks you to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year.

HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THESE PROPOSALS?

The board recommends that you vote “FOR” each of Proposals 1 through 3.

WHAT HAPPENS IF OTHER MATTERS ARE RAISED AT THE MEETING?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the annual meeting in accordance with the procedures specified in FNF’s certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

WHAT IF I SUBMIT A PROXY AND LATER CHANGE MY MIND?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary prior to the annual meeting; submitting another proxy bearing a later date (in any of the permitted forms) prior to the annual meeting; or casting a ballot in person at the annual meeting.

WHO WILL COUNT THE VOTES?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

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HOW MANY VOTES MUST EACH PROPOSAL RECEIVE TO BE ADOPTED?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, a majority of votes of our common stock cast is required to elect a director. Abstentions and broker non-votes will have no effect.
•	For Proposal No. 2 regarding a non-binding advisory vote on the compensation paid to our named executive officers, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote would be required for approval. Even though your vote is advisory and therefore will not be binding on the Company, the board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.
•	For Proposal No. 3 regarding the ratification of the appointment of Ernst & Young LLP, under Delaware law, the affirmative vote of a majority of the shares of our common stock represented and entitled to vote would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a “routine” matter under the rules of the New York Stock Exchange, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions.

WHAT CONSTITUTES A QUORUM?

A quorum is present if a majority of the outstanding shares of our common stock entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum of each class is present.

WHAT ARE BROKER NON-VOTES? IF I DO NOT VOTE, WILL MY BROKER VOTE FOR ME?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the Securities and Exchange Commission and the rules promulgated by the New York Stock Exchange thereunder.

The Company believes that all the proposals to be voted on at the annual meeting, except for Proposal 3 regarding the appointment of Ernst & Young LLP as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposals Nos. 1 and 2, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee so that your vote can be counted.

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WHAT EFFECT DOES AN ABSTENTION HAVE?

With respect to Proposal 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to each of Proposals 2 and 3, abstentions will have the effect of a vote against the proposals pursuant to our bylaws and Delaware law, which require that the proposal receives the affirmative vote of a majority of the shares represented and entitled to vote.

WHO PAYS THE COST OF SOLICITING PROXIES?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $9,500 plus reimbursement of expenses.

WHAT IF I SHARE A HOUSEHOLD WITH ANOTHER SHAREHOLDER?

We have adopted a procedure approved by the Securities and Exchange Commission, called “householding.” Under this procedure, FNF shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are a shareholder who resides in the same household with another shareholder, or if you hold more than one account registered in your name at the same address, and wish to receive a separate proxy statement and annual report or notice of internet availability of proxy materials for each account, please contact, Broadridge, toll free at 1-866-540-7095. You may also write to Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the Annual Report to Shareholders, or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered.

Fidelity National Financial, Inc.	6

CORPORATE GOVERNANCE HIGHLIGHTS

Our board is focused on good governance practices, which promote the long-term interests of our shareholders and support accountability of our board of directors and management. Our board of directors has implemented the following measures to improve our overall governance practices. See “Corporate Governance and Related Matters” for more detail on FNF’s governance practices.

•	Proxy access right adopted in response to support from shareholders
•	Majority voting in uncontested director elections proposed by management and adopted in response to shareholder support
•	Independent leadership of our board of directors by our strong Lead Independent Director
•	Annual performance evaluations of the board of directors and committees
•	Robust stock ownership guidelines for our executive officers and directors

•	Clawback policy
•	Shareholders may act by written consent
•	Independent audit, compensation and corporate governance and nominating committees
•	Shareholder engagement on compensation and governance issues
•	No supermajority voting requirement for shareholders to act

CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE GUIDELINES

Our corporate governance guidelines provide, along with the charters of the committees of the board of directors, a framework for the functioning of the board of directors and its committees and to establish a common set of expectations as to how the board of directors should perform its functions. The Corporate Governance Guidelines address a number of areas including the size and composition of the board, board membership criteria and director qualifications (including consideration of all aspects of diversity when considering new director nominees, including diversity of age, gender, nationality, race, ethnicity and sexual orientation), director responsibilities, board agenda, roles of the Chairman of the board of directors, Chief Executive Officer and Lead Director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. These guidelines specifically provide that a majority of the members of the board of directors must be outside directors whom the board of directors has determined have no material relationship with us and whom otherwise meet the independence criteria established by the New York Stock Exchange. The board of directors reviews these guidelines and other aspects of our governance at least annually. The board reviewed our corporate governance guidelines in February 2020 without significant change. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fnf.com.

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CODE OF ETHICS AND BUSINESS CONDUCT

Our board of directors has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics are designed to maintain our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under Securities and Exchange Commission and/or New York Stock Exchange rules. We intend to disclose any such amendment or waiver by posting it on the Investor Info page of our website at www.fnf.com.

Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investor Info page of our website at www.fnf.com.

CORPORATE RESPONSIBILITY

Our Company and the board is committed to addressing environmental, social and governance (ESG) risks and opportunities. We consider ESG in various areas of our business and various levels of our Company, such as board oversight, officer-level involvement and our professionals that help guide and activate our ESG initiatives. For additional information concerning our ESG initiatives, please see our 2019 Corporate Social Responsibility Report, which we expect to post on the Investor Info page of our website at www.fnf.com by June 1, 2020.

Stakeholder and Community Engagement

We believe in the importance of volunteerism and philanthropy as ways of strengthening and engaging local communities. With over 1,300 offices nationwide, FNF is in a unique position to champion these efforts at the local level, fostering a deep connection between our Company, our employees and the surrounding communities. Throughout the years, the FNF family of companies have supported such national charitable organizations as United Way, the American Heart Association, The Folded Flag Foundation, Make-A-Wish Foundation, Habitat for Humanity, and The Leukemia & Lymphoma Society, among others. In times of crisis, FNF has setup donation campaigns to help those affected by fires, floods, and hurricanes, as well as those affected by national tragedies that have occurred in recent years.

FNF makes the greatest impact in the cities and towns in which we operate at the level of our local operations. Employees gather school clothes and supplies, winter coats, shoes, and holiday gifts for many hometown charitable organizations that support families in need. Hundreds of hours of employee volunteer time are given locally to help clean up communities, raise funds and awareness for various healthcare philanthropic causes, and feed the hungry. FNF strives to make a difference in all of the communities we serve.

On an opportunistic basis, we discuss governance, executive compensation and ESG matters with our stakeholders.

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Diversity

FNF stands committed to our philosophy that all employees deserve an inclusive workplace, one where each employee feels heard and empowered, and we have many women in leadership roles throughout our organization. All employees must be given equal access to opportunities throughout our organization. We regard having an inclusive work environment and a variety of employee ideas, perspectives, and experiences as a key component of our success. The diversity of our employees allows us to connect to our customers in important ways and thus be able to offer them meaningful, customized products and services that resonate with their unique needs.

Our board leads by example in its commitment to diversity. In 2017, Heather H. Murren joined our board, and in 2018, our board codified its commitment to consider all aspects of diversity when selecting new director nominees, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation by integrating it into the director selection criteria in our Corporate Governance Guidelines.

Sustainability

FNF recognizes our duty to conduct our business in an environmentally responsible manner. From eliminating the use of water bottles in favor of filtered water dispensers to participating in recycling programs, all of our locations are helping make a difference in the fight to save our environment.

Other sustainability efforts include records management and the use and disposal of IT equipment. FNF partners with vendors that have a commitment to sustainability. Our Record Management Centers are undergoing a complete digitization effort to consolidate records facilities and reduce paper. Once paper records are securely destroyed in accordance with federal, state and industry regulations, our vendor disposes of the waste in an environmentally friendly manner. Information technology asset disposal (computers, monitors, servers, mobile devices, etc.) is managed by an e-Steward certified vendor and process. After safely removing any data from the IT asset, it is either reused to maximize its lifecycle or securely recycled. Our vendor safely manages the waste stream of the thousands of pounds of electronics retired by FNF and ServiceLink each year.

Our commitment does not stop at our organization alone. Our Digital Strategy Initiative is another way FNF is making a commitment to moving the title insurance industry as a whole in a more sustainable direction. This initiative seeks to drastically reduce the amount of paper used in the closing process by using customer-focused technology at every point possible in the real estate transaction.

Information Technology and Security and Risk Management

We are highly dependent on information technology networks and systems to securely process, transmit and store electronic information. Attacks on information technology systems continue to grow in frequency, complexity and sophistication. Such attacks have become a point of focus for individuals, businesses and governmental entities. These attacks can create system disruptions, shutdowns or unauthorized disclosure of confidential information, including non-public personal information, consumer data and proprietary business information.

We remain focused on making strategic investments in information security to protect our clients and our information systems. This includes both capital expenditures and operating expenses on hardware, software, personnel and consulting services. As our primary solutions

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and services evolve, we apply a comprehensive approach to the mitigation of identified security risks. We have established risk management policies, including those related to privacy, information security and cybersecurity, and we employ a broad and diversified set of risk monitoring and risk mitigation techniques. We also participate in industry and governmental initiatives to improve security for our clients.

Our board has a strong focus on cybersecurity. At each regular meeting of the audit committee of our board of directors, our Chief Risk Officer, Chief Compliance Officer, Chief Information Security Officer and Chief Internal Auditor provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents, and each of them has an opportunity to engage with the audit committee individually in executive session. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis. In addition, Mr. Rood has attended third-party director education courses on cybersecurity and privacy issues and trends.

Our employees are one of our strongest assets in protecting our customers’ information and mitigating risk. We maintain comprehensive and tailored training programs that focus on applicable privacy, security, legal and regulatory requirements that provide ongoing enhancement of the security and risk culture at FNF. We continue to provide strong focus on all areas of cybersecurity including threat and vulnerability management, security monitoring, identity and access management, phishing awareness, risk oversight, third-party risk management, disaster recovery and continuity management.

THE BOARD

Our board is composed of Douglas K. Ammerman, William P. Foley, II, Thomas M. Hagerty, Daniel D. (Ron) Lane, Richard N. Massey, Heather H. Murren, Raymond R. Quirk, John D. Rood, Peter O. Shea, Jr. and Cary H. Thompson, with Mr. Foley serving as non-executive Chairman of the Board. Additionally, Willie D. Davis served as Director Emeritus, and could attend and participate in meetings, but did not vote on board matters and his attendance was not considered in determining whether a quorum is present.

Mr. Davis served on our board of directors from 2005 until his transition to Director Emeritus status in June 2018. On April 15, 2020, Mr. Davis died peacefully. Mr. Davis was raised in Texarkana, Texas and was a 15th round draft pick who played 10 years for the Green Bay Packers. He was one of the greatest defensive players of the 1960s and was inducted into the Pro Football Hall of Fame in 1981. Said our Chairman William P. Foley, II of Mr. Davis’ passing, “Willie was a gentle giant of keen intelligence and ably served FNF on its board for many years. We will miss him.”

Our board met five times in 2019. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2019. Our non-management directors also met periodically in executive sessions without management, and our Lead Director presides over these executive sessions. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is invited to attend our 2019 annual meeting. During 2019, one of our board members attended the annual meeting of shareholders.

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MAJORITY VOTING

Our board of directors implemented “majority voting” in uncontested director elections in February 2017. Pursuant to Section 3.1 of our bylaws, each director is elected by a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present. However, if as of 10 days in advance of the date we file our proxy statement with the SEC the number of director nominees exceeds the number of directors to be elected in such election (a “contested election”), the directors shall be elected by a plurality of the votes cast.

In an uncontested election of directors, any incumbent director who does not receive a majority of the votes cast will promptly tender his resignation to the board of directors. The board will decide, after considering the recommendation of the corporate governance and nominating committee, whether to accept or reject the tendered resignation, or whether other action should be taken. The director nominee in question will not participate in the recommendation or decision making process. We will publicly disclose an explanation by the board of its decision within 90 days after we publish the election results. If the board determines to accept a director’s resignation, or if a director nominee who is not an incumbent director is not elected, then the board, in its sole discretion, may fill any resulting vacancy in accordance with our bylaws.

DIRECTOR INDEPENDENCE

All of our directors other than Mr. Quirk, who is our Chief Executive Officer, are non-employees. During the first quarter of 2020, the board of directors determined that Douglas K. Ammerman, Thomas M. Hagerty, Daniel D. Lane, Richard N. Massey, Heather H. Murren, John D. Rood, Peter O. Shea, Jr. and Cary H. Thompson are independent under the criteria established by the New York Stock Exchange and our Corporate Governance Guidelines. The board of directors also determined that Messrs. Massey, Lane and Thompson meet the additional independence standards of the New York Stock Exchange for compensation committee members.

In determining independence, the board considered all relationships that might bear on our directors’ independence from FNF. The board of directors determined that William P. Foley, II is not independent because, until December 1, 2019, he was the Executive Chairman and an employee of Black Knight which, until the Spin-Off on September 29, 2017, was a subsidiary of FNF; and Raymond R. Quirk is not independent because he is the Chief Executive Officer and an employee of FNF.

In considering the independence of Douglas K. Ammerman, Thomas M. Hagerty, Heather H. Murren, Richard N. Massey, John D. Rood and Cary H. Thompson, the board of directors considered the following factors:

•	Mr. Hagerty, Mr. Massey, Mr. Rood and Mr. Thompson each own equity interests in our subsidiary ServiceLink.
•	Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P., which owns approximately 20.9% of the outstanding interests in ServiceLink.

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•	Messrs. Ammerman, Hagerty, Massey and Rood each own a small non-voting minority interest in Black Knight Sports and Entertainment LLC, which owns the Vegas Golden Knights. Mr. Foley is the majority interest holder, and is Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC.
•	Ms. Murren’s spouse is the Chairman and Chief Executive Officer of MGM Resorts International, which owns a majority interest in the T-Mobile Arena where the Vegas Golden Knights play home games. FNF is a season ticket holder for Vegas Golden Knights home games. In addition, FNF may use MGM hotel and conference facilities from time to time for corporate events. Amounts paid by FNF to entities owned or controlled by MGM Resorts International are at market rates.
•	Since November 2019, Mr. Massey serves as Chief Executive Officer of Cannae Holdings, Inc. (Cannae), where he has served as a director since June 2018. Cannae was split-off from FNF in November 2017. Mr. Massey also serves as Senior Managing Director of and holds a membership interest in Trasimene Capital Management, LLC (Trasimene), which provides certain management services to Cannae, since November 2019. Mr. Foley is the Managing Member and a Senior Managing Director of and holds a membership interest in Trasimene. Trasimene provided certain services to us in 2019, which are described below in the section titled “Certain Relationships and Related Transactions.”
•	Mr. Thompson is an Executive Vice Chairman of Bank of America Merrill Lynch, and FNF made payments to and received payments from entities affiliated with Bank of America Merrill Lynch in 2019. The board of directors determined that these payments do not impair Mr. Thompson’s independence because his compensation from Bank of America Merrill Lynch is not dependent on the amount of business Bank of America Merrill Lynch or its affiliates does with FNF or its subsidiaries.
•	Messrs. Ammerman, Hagerty and Massey each serve on the board of directors of The Dun & Bradstreet Corporation (D&B), a privately held company, and the general partner of Star Parent, L.P., the limited partnership that owns D&B. In addition, Messrs. Ammerman and Massey hold a small limited partnership interest in Star Parent, and affiliates of Thomas H. Lee Partners, L.P. owns a significant interest in Star Parent.

The board of directors determined that these relationships were not of a nature that would impair the independence of Mr. Ammerman, Mr. Hagerty, Ms. Murren, Mr. Massey, Mr. Rood or Mr. Thompson. Mr. Lane and Mr. Shea had no relationships with the Company that required consideration in determining their independence.

COMMITTEES OF THE BOARD

The board has three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. The charter of each standing committee is available on the Investor Info page of our website at www.fnf.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” below.

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CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The members of the corporate governance and nominating committee are Peter O. Shea, Jr. (Chair) and Richard N. Massey. Each of Messrs. Shea and Massey was deemed to be independent by the board, as required by the New York Stock Exchange. The corporate governance and nominating committee met once in 2019.

The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	Identifying individuals qualified to become members of the board and making recommendations to the board regarding nominees for election;
•	Reviewing the independence of each director and making a recommendation to the board with respect to each director’s independence;
•	Developing and recommending to the board the corporate governance principles applicable to us and reviewing our corporate governance guidelines at least annually;

•	Making recommendations to the board with respect to the membership of the audit, compensation and corporate governance and nominating committees;
•	Overseeing the evaluation of the performance of the board and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;
•	Considering director nominees recommended by shareholders; and
•	Reviewing our overall corporate governance and reporting to the board on its findings and any recommendations.

AUDIT COMMITTEE

The members of the audit committee are Douglas K. Ammerman (Chair), Heather H. Murren and John D. Rood. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange, and that each of Mr. Ammerman, Ms. Murren and Mr. Rood is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. The audit committee met five times in 2019.

The primary functions of the audit committee include:

•	Appointing, compensating and overseeing our independent registered public accounting firm;
•	Overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;
•	Discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•	Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;
•	Approving audit and non-audit services provided by our independent registered public accounting firm;

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•	Discussing earnings press releases and financial information provided to analysts and rating agencies;
•	Discussing with management our policies and practices with respect to risk assessment and risk management, including those relating to ESG risk;

•	Reviewing any material transaction between our chief financial officer or chief accounting officer that has been approved in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our chief executive officer; and
•	Producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors submits the following report on the performance of certain of its responsibilities for the year 2019:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosures, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, and we review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the board of directors to be independent as defined by New York Stock Exchange independence standards. In addition, our board of directors has determined that each of Mr. Ammerman, Ms. Murren and Mr. Rood is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

In performing our oversight function, we reviewed and discussed with management and Ernst & Young LLP, or EY, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2019. Management and EY reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FNF and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with EY matters covered by the Public Company Accounting Oversight Board Auditing Standards No. 16 (Communications With Audit Committees).

We have received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether EY’s provision of non-audit services to us is compatible with their independence.

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Finally, we discussed with our internal auditors and EY the overall scope and plans for their respective audits. We met with EY at each meeting. Management was present for some, but not all, of these discussions. These discussions included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, we recommended to our board of directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and that EY be appointed independent registered public accounting firm for FNF for 2020.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing our annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

Douglas K. Ammerman (Chair)
Heather H. Murren

John D. Rood

COMPENSATION COMMITTEE

The members of the compensation committee are Richard N. Massey (Chair), Daniel D. Lane and Cary H. Thompson. Each of Messrs. Massey, Lane and Thompson was deemed to be independent by the board, as required by the New York Stock Exchange. The compensation committee met twice during 2019. Our compensation committee reviews its charter annually. The functions of the compensation committee include the following:

•	Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating their performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	Establishing procedures for the receipt, retention and treatment of complaints (including anonymous complaints) we receive concerning accounting, internal accounting controls, auditing matters or potential violations of law;
•	Approving audit and non-audit services provided by our independent registered public accounting firm;

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•	Discussing earnings press releases and financial information provided to analysts and rating agencies;
•	Setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who are designated as Section 16 officers by our board;
•	Discussing with management our policies and practices with respect to risk assessment and risk management;
•	Reviewing any material transaction between our chief financial officer or chief accounting officer that has been approved in accordance with our Code of Ethics for Senior Financial Officers, and providing prior written approval of any material transaction between us and our chief executive officer;

•	Producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations;
•	Making recommendations to the board with respect to incentive compensation programs and equity-based plans that are subject to board approval;
•	Approving any employment or severance agreements with our Section 16 officers;
•	Granting any awards under equity compensation plans and annual bonus plans to our Chief Executive Officer and other Section 16 Officers;
•	Approving the compensation of our directors; and
•	Producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” above.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

We have separated the positions of CEO and Chairman of the board of directors in recognition of the differences between the two roles. Richard N. Massey, one of our independent directors, serves as our Lead Director. The board considers it to be useful and appropriate to designate a Lead Director to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the board may determine. Our board has adopted a Charter of the Lead Independent Director that defines the responsibilities of the Lead Director, which include:

•	Preside at meetings of the board of directors in the absence of, or upon the request of, the Chairman;
•	Review board meeting agendas and schedules in collaboration with the Chairman and recommend matters for the board to consider and information to be provided to the board;

•	Serve as a liaison and supplemental channel of communication between non- employee/independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;

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•	Serve as the principal liaison for consultation and communication between the non employee/independent directors and shareholders;

•	Advise the Chairman concerning the retention of advisors and consultants who report directly to the board; and
•	Be available to major shareholders for consultation and direct communication.

The board of directors administers its risk oversight function directly and through committees. The audit committee oversees FNF’s financial reporting process, risk management program, including ESG risk, legal and regulatory compliance, performance of the independent auditor, internal audit function, and financial and disclosure controls. Management also reports quarterly to the audit committee and the board of directors regarding claims, and the audit committee receives quarterly reports on compliance matters. Our audit committee also oversees our environmental sustainability policies and programs.

Our board has a strong focus on cyber-security. At each regular meeting of the audit committee, our Chief Risk Officer, Chief Compliance Officer, Chief Information Security Officer and Chief Internal Audit Officer provide reports relating to our cyber and data security practices, risk assessments, emerging issues and any security incidents. Our audit committee chairman reports on these discussions to our board of directors on a quarterly basis. In addition, Mr. Rood has attended third-party director education courses on cyber-security and privacy issues and trends.

The corporate governance and nominating committee considers the adequacy of FNF’s governance structures and policies. The compensation committee reviews and approves FNF’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on FNF. Each committee provides reports on its activities to the full board of directors.

CONTACTING THE BOARD

Any shareholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.

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CERTAIN INFORMATION ABOUT OUR DIRECTORS

DIRECTOR CRITERIA, QUALIFICATIONS AND EXPERIENCE AND PROCESS FOR SELECTING DIRECTORS

FNF is a streamlined company and currently has a pure focus within the title and real estate transaction space. Title insurance revenue is closely related to the level of real estate activity which includes sales, mortgage financing and mortgage refinancing. The levels of real estate activity are primarily affected by the average price of real estate sales, the availability of funds to finance purchases and mortgage interest rates. The Mortgage Bankers Association’s (MBA) Mortgage Finance Forecast as of March 6, 2020 predicts overall mortgage originations will increase in 2020 followed by a decrease in overall mortgage originations 2021. The increase in overall originations in 2020 is primarily driven by an expected increase in originations from refinance transactions and a slight increase in originations from purchase transactions. The decrease in overall mortgage originations in 2021 is primarily driven by a decrease in originations from refinance transactions, slightly offset by an increase in originations from purchase transactions.

However, MBA’s most recent projections do not include any anticipated impact from the COVID-19 pandemic. We are continuing to evaluate the expected impact of COVID-19, which could cause disruption in our core title and real estate businesses due to the closure of state and local services that are necessary for the filing of real estate transactions which may cause a delay in the closing of transactions, a potential decrease in purchase transactions due to the “stay safe, stay home” directive to flatten the COVID-19 curve, broad travel restrictions and related factors.

On February 7, 2020, we announced our plans to acquire F&G, a leading provider of annuity and life insurance products. The acquisition of F&G offers FNF entry to an industry with strong secular growth tailwinds that we expect will perform well in economic environments which are challenging for title insurance. Following the termination of our merger agreement with Stewart Information Services in September 2019, our board and management diligently reviewed our capital allocation strategy and determined that expanding into the annuity market through the acquisition of F&G would offer compelling benefit to our shareholders, including through:

•	Diversification of cash and income streams away from title insurance, in a transaction that is immediately accretive to earnings and cash flow.
•	Predictable countercyclical F&G income that performs best in a rising long term rate environment.
•	Attractive retirement insurance business with strong growth tailwinds as demand for retirement insurance products are propelled by an aging demographic.
•	An opportunity to leverage FNF’s strong capital allocation skills in an adjacent, consolidating insurance industry to drive sustained free cash flow returns.

In 2020, our board and management team will be focused on the organic growth of our core title operations while carefully managing expenses to address any changes in the mortgage industry and our business as a result of the COVID-19 pandemic and other macro-economic factors. The board and management team will also be focused on the successful consummation of our acquisition of F&G and the integration of the F&G businesses into FNF.

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Our board and the corporate governance and nominating committee is committed to include the best available candidates for nomination to election to our board based on merit. Our board and our corporate governance and nominating committee continuously evaluates our board’s composition with the goal of developing a board that meets our strategic goals, and one that includes diverse, experienced and highly qualified individuals.

The corporate governance and nominating committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the board, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the overall composition of the board. In accordance with our Corporate Governance Guidelines, the corporate governance and nominating committee considers, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;
•	Current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;
•	Ability and willingness to commit adequate time to the board and committee matters;
•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and
•	Diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the Board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the board, the corporate governance and nominating committee evaluates the background of each candidate, including candidates that may be submitted by shareholders.

We believe that the current composition of our board has served us well and that our current directors possess relevant experience, skills and qualifications that contribute to a well-functioning board that effectively oversees our long-term strategy. As the need arises, we will selectively add new board members who have important skill sets, experience or diversity of viewpoint. Our board, which is composed of directors who have a strong understanding of our business, operational and strategic goals, as well as our industry and the risks we face, has been crucial to our ability to effectively execute on our long-term strategy.

Our corporate governance and nominating committee regularly examines ways that it could foster the diversity of our board across many dimensions to maintain its ability to operate at a high-functioning level and to reflect the board’s commitment to inclusiveness. In connection with this examination, the committee revised our Corporate Governance Guidelines to

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expressly include diversity of age, gender, nationality, race, ethnicity, and sexual orientation as a part of the criteria the committee may consider when selecting nominees for election to the board, all in the context of the needs of our board at any given point in time. Specifically, the corporate governance and nominating committee is focused on considering highly qualified women and individuals from minority groups who may be recommended by our directors, management, or our shareholders as candidates for nomination as directors.

PROXY ACCESS

Our bylaws include a “proxy access” procedure for shareholder director nominations. Pursuant to Section 3.1 of our bylaws, a shareholder, or a group of up to 25 shareholders, may include in our proxy materials director nominees constituting up to two individuals or 20% of our board, whichever is greater, provided that:

•	The nominating shareholder(s) own a number of shares representing 3% or more of the total voting power of the Company’s outstanding shares of capital stock entitled to vote in the election of directors;
•	The nominating shareholder(s) have owned that number of shares continuously for at least three years; and
•	The nominating shareholder(s) and their director nominee(s) otherwise satisfy the applicable requirements of Section 3.1 of the amended and restated bylaws.

A shareholder who wishes to suggest a qualified candidate for director to the corporate governance and nominating committee but does not meet the requirements described above may do so by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. See “Shareholder Proposals” below.

INFORMATION ABOUT THE DIRECTOR NOMINEES AND CONTINUING DIRECTORS

The matrix on the next page lists the skills and experience that we consider most important for our directors in light of our current business and structure. In addition, biographical information concerning our nominees proposed for election at the annual meeting as Class III directors of the Company, as well as our continuing Class I and Class II directors, including each director’s relevant experience, qualifications, skills and diversity, is included below.

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Board Skill or Qualification:	BOARD OF DIRECTORS
	William P. Foley, II (Chair)	Raymond R. Quirk (CEO)	Douglas K. Ammerman	Willie D. Davis*	Thomas M. Hagerty	Daniel D. Lane	Richard N. Massey	Heather H. Murren	John D. Rood	Peter O. Shea, Jr.	Cary H. Thompson
Board of Directors Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Industry Experience	✓	✓				✓			✓	✓
CEO/Business Head/Leadership	✓	✓		✓		✓	✓	✓	✓	✓	✓
International	✓				✓		✓				✓
Human Capital Management/ Compensation	✓	✓		✓	✓	✓	✓		✓	✓	✓
Finance/Capital Allocation	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Regulatory	✓	✓					✓	✓	✓	✓	✓
Real Estate	✓	✓				✓			✓	✓	✓
Risk Management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓			✓		✓			✓	✓
Technology/Systems	✓	✓			✓		✓	✓	✓
Legal	✓						✓				✓
Marketing/Sales	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Board Tenure	14	3	14	15	14	14	13	3	6	13	14
Age	75	73	68	85	57	85	64	53	65	53	64
Ethnic or Gender Diversity				✓				✓

*Mr. Davis served as Director Emeritus from June 2018 until his passing on April 15, 2020. As Director Emeritus, Mr. Davis was invited to attend Board meetings, but did not vote on board matters. He received an annual cash retainer of $40,000 and an annual equity retainer with a value of approximately $107,500, which are equal to 1/2 of the cash and equity retainers received by our other directors, for his service.

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Nominee Class III Directors —Term Expiring 2023 (if elected)
Name	Position
William P. Foley, II	Chairman of the Board
Douglas K. Ammerman	Chairman of the Audit Committee
Thomas M. Hagerty	Director
Peter O. Shea, Jr	Chairman of the Corporate Governance and Nominating Committee

William P. Foley, II. Mr. Foley is a founder of FNF, and has served as Chairman of our board of directors since 1984. He served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994. Mr. Foley also serves as Chairman of the board of directors of Black Knight since December 2014, as Co-Executive Chairman of F&G since April 2016, and as Chairman of Cannae since July 2017. Upon the completion of the acquisition transaction, F&G will cease to be a public company . Mr. Foley also serves as Chairman of The Dun & Bradstreet Corporation, and is the Managing Member and a Senior Managing Director of Trasimene Capital Management, LLC, both of which are privately held. Mr. Foley serves on the boards of numerous foundations, including The Foley Family Charitable Foundation and the Cummer Museum of Art and Gardens. He is a founder, trustee and director of The Folded Flag Foundation, a charitable foundation that supports our nation’s Gold Star families. Mr. Foley is also Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team. Within the past five years, Mr. Foley served as a director of Ceridian HCM Holding, Inc. and as Vice Chairman of Fidelity National Information Services, Inc. (FIS). After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain.

Mr. Foley’s qualifications to serve on our Board include more than 30 years as a director and executive officer of FNF, his long and deep knowledge of our business and industry, his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions. Mr. Foley provides high value-added services to FNF and has sufficient time to focus on FNF.

Douglas K. Ammerman. Mr. Ammerman has served as a director of the Company since 2005. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He also serves as a director of Stantec Inc. and J. Alexander’s Holdings Inc. Mr. Ammerman formerly served on the boards of Remy International, Inc., El Pollo Loco, Inc. and William Lyon Homes.

Mr. Ammerman’s qualifications to serve on the FNF board of directors include his financial and accounting background and expertise, including his 18 years as a partner with KPMG, and his experience as a director on the boards of other companies.

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Thomas M. Hagerty. Mr. Hagerty has served as a director of the Company since 2005, and as a director of predecessors of FNF since 2005. Mr. Hagerty is a Managing Director of THL, which he joined in 1988. Mr. Hagerty currently serves as a director of Black Knight, FleetCor Technologies and Ceridian HCM Holdings, Inc. Mr. Hagerty formerly served on the boards of First Bancorp, MoneyGram International and FIS. Mr. Hagerty is also a director of D&B, which is privately held.

Mr. Hagerty’s qualifications to serve on the FNF board of directors include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, and his experience in enhancing value at such companies, along with his expertise in corporate finance.

Peter O. Shea, Jr. Mr. Shea has served as a director of the Company since April 2006. Mr. Shea is the President and Chief Executive Officer of J.F. Shea Co., Inc., a private company with operations in home building, commercial property development and management and heavy civil construction. Prior to his service as President and Chief Executive Officer, he served as Chief Operating Officer of J.F. Shea Co., Inc.

Mr. Shea’s qualifications to serve on the FNF board of directors include his experience in managing multiple and diverse operating companies and his knowledge of the real estate industry, particularly as President and Chief Executive Officer of J.F. Shea Co., Inc.

Incumbent Class I Directors — Term Expiring 2021
Name	Position
Raymond R. Quirk	Chief Executive Officer and Director
Heather H. Murren	Member of the Audit Committee
John D. Rood	Member of the Audit Committee

Raymond R. Quirk. Mr. Quirk has served as Chief Executive Officer of FNF since December 2013 and as a director of FNF since February 2017. Previously, he had served as the President of FNF since April 2008. Mr. Quirk served as Co-President since May 2007 and Co-Chief Operating Officer of FNF from October 2006 until May 2007. Since joining FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally. Mr. Quirk also serves on the board of directors of J. Alexander’s Holdings, Inc.

Mr. Quirk’s qualifications to serve on the FNF board of directors include his more than 30 years of experience with FNF, his deep knowledge of our business and industry and his strong leadership abilities.

Heather H. Murren. Ms. Murren is a private investor. She retired as a Managing Director and group head of Global Securities and Economics at Merrill Lynch in 2002 after more than a decade on Wall Street. In 2002, Ms. Murren founded the nonprofit Nevada Cancer Institute, a cancer research and treatment center, where she served as Chairman and CEO and then as a board member until the institute merged into Roseman University in 2013. She was appointed by Congress to serve on the Financial Crisis Inquiry Commission from 2009 to 2011. The Commission’s findings, “The

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Financial Crisis Inquiry Report” was listed on the New York Times bestseller list. Ms. Murren was appointed and served as a Commissioner on the White House Commission on Enhancing National Cybersecurity in 2016. The Commission’s findings were presented to President Obama in December 2016. She serves on the Board of Trustees of the Johns Hopkins University and the Johns Hopkins University Applied Physics Laboratory and formerly served on the board of Mannkind Corporation.

Ms. Murren’s qualifications include her strong background in finance gained during her time at Merrill Lynch, her leadership experience as a group leader at a leading Wall Street firm and as founder, Chair and CEO at various non-profits, and her regulatory and cyber-security knowledge from serving on the Financial Crisis Inquiry Commission and Commission on Enhancing National Cybersecurity.

John D. Rood. Mr. Rood has served on our board of directors since May 2013. Mr. Rood is the founder and Chairman of The Vestcor Companies, a real estate firm with more than 30 years of experience in multifamily development and investment. Mr. Rood also serves on the board of directors of Black Knight. From 2004 to 2007, Mr. Rood served as the US Ambassador to the Commonwealth of the Bahamas. Mr. Rood previously served on the board of Alico, Inc., and currently serves on several private boards. He was appointed by Governor Jeb Bush to serve on the Florida Fish and Wildlife Commission where he served until 2004. He was appointed by Governor Charlie Crist to the Florida Board of Governors, which oversees the State of Florida University System, where he served until 2013. Mr. Rood was appointed by Mayor Lenny Curry to the JAXPORT Board of Directors, where he served from October 2015 to July 2016. Governor Rick Scott appointed Mr. Rood to the Florida Prepaid College Board in July 2016, where Mr. Rood serves as Chairman of the Board, and to the Enterprise Florida and Space Coast Florida board of directors in September 2016.

Mr. Rood’s qualifications to serve on the FNF board of directors include his experience in the real estate industry, his leadership experience as a United States Ambassador, his financial literacy, his understanding of cyber-security risks gained through director training programs, and his experience as a director on boards of both public and private companies. Mr. Rood has participated in numerous risk and audit training programs with KPMG, Booz Allen and the National Association of Corporate Directors, or NACD. He is a Board Leadership Fellow with NACD.

Incumbent Class II Directors — Term Expiring 2022
Name	Position
Richard N. Massey	Lead Director Chairman of the Compensation Committee Member of the Corporate Governance and Nominating Committee
Daniel D. (Ron) Lane	Member of the Compensation Committee
Cary H. Thompson	Member of the Compensation Committee

Richard N. Massey. Mr. Massey has served as a director of the Company since 2006. Mr. Massey has served as Chief Executive Officer of Cannae since November 2019, and has served on the Cannae board of directors since June 2018. Mr. Massey is a Senior Managing Director of Trasimene Capital Management, LLC, a privately held company, since November 2019. Mr. Massey is also a

Fidelity National Financial, Inc.	24

longtime partner of Westrock Capital Partners and Bear State Advisors, both privately held multi-family investment partnerships. Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation from January 2006 to January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also serves as a director of Black Knight, Inc. and F&G. F&G will cease to be a public company upon completion of the acquisition transaction. Mr. Massey serves as a director of the Oxford American Literary Project and Chairman of the Board of the Arkansas Razorback Foundation. Mr. Massey formerly served as a director of FIS and as Chairman of Bear State Financial, Inc.

Mr. Massey’s qualifications to serve on the FNF board include his experience in corporate finance and investment banking and as a financial, strategic and legal advisor to public and private businesses, as well as his expertise in identifying, negotiating and consummating mergers and acquisitions.

Mr. Massey’s service as Chief Executive Officer of Cannae and service on other boards does not limit his ability to devote sufficient time and attention to his duties as a director of FNF. In particular, Cannae is a holding company engaged in managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses and Mr. Massey is not charged with overseeing the day to day operations of such businesses. In Mr. Massey’s role as Cannae’s Chief Executive Officer, he serves as a director of Cannae and its portfolio companies, including The Dun & Bradstreet Corporation. Mr. Massey has provided and continues to provide significant contributions and experience to FNF throughout his tenure as a director of FNF and has sufficient time to focus on FNF.

Daniel D. (Ron) Lane. Mr. Lane has served as a director of the Company since 2005, and as a director of predecessors of FNF since 1989. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation comprising several community development and home building partnerships, all of which are headquartered in Newport Beach, California. Mr. Lane served as a director of CKE Restaurants, Inc. from 1993 through 2010, and served as a director of FIS from February 2006 to July 2008, and as a director of LPS from July 2008 until March 2009. Mr. Lane is also a member of the Board of Trustees of the University of Southern California.

Mr. Lane’s qualifications to serve on the FNF board include his extensive experience in and knowledge of the real estate industry, particularly as Chairman and Chief Executive Officer of Lane/ Kuhn Pacific, Inc., his deep knowledge of FNF and our business landscape as a long-time director, and his experience as a member of the boards of directors of other companies.

Cary H. Thompson. Mr. Thompson has served as a director of the Company since 2005, and as a director of predecessors of FNF since 1992. Mr. Thompson currently is Executive Vice Chairman of Global Corporate and Investment Banking, Bank of America Merrill Lynch, having joined that firm in May 2008. From 1999 to May 2008, Mr. Thompson was Senior Managing Director and Head of West Coast Investment Banking at Bear Stearns & Co., Inc. Mr. Thompson served as a director of FIS from February 2006 to July 2008, as a director of Lender Processing Services, Inc. from July 2008 to March 2009, and on the board of managers of Black Knight Financial Services, LLC from January 2014 until April 2015.

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Mr. Thompson’s qualifications to serve on the FNF board include his experience in corporate finance and investment banking, his knowledge of financial markets, and his expertise in running a large and complex business organization and negotiating and consummating complicated financial transactions.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The certificate of incorporation and the bylaws of the Company provide that our board shall consist of at least one and no more than fourteen directors. Our directors are divided into three classes. The board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for their respective terms or until their successors are elected and qualified. The current number of directors is ten. The board believes that each of the nominees will stand for election and will serve if elected as a director.

At this annual meeting, the persons listed below have been nominated to stand for election to the board as Class III directors for a three-year term expiring in 2023.

William P. Foley II

Douglas K. Ammerman

Thomas M. Hagerty

Peter O. Shea, Jr.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company are set forth in the table below, together with biographical information, except for Mr. Quirk, whose biographical information is included in this proxy statement under the section titled “Certain Information about our Directors—Information About the Director Nominees and Continuing Directors.”

Name	Position	Age
Raymond R. Quirk	Chief Executive Officer	73
Michael J. Nolan	President	60
Roger Jewkes	Chief Operating Officer	61
Anthony J. Park	Executive Vice President and Chief Financial Officer	53
Peter T. Sadowski	Executive Vice President and Chief Legal Officer	65
Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary	58

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Michael J. Nolan. Mr. Nolan has served as President of the Company since January 2016. He served as the Co-Chief Operating Officer from September 2015 until January 2016. Additionally, he has served as President of Eastern Operations for Fidelity National Title Group since January 2013 and Executive Vice President Division Manager since May 2010. Previously, Mr. Nolan served as Regional Manager from 2003 through 2010 and state and branch manager positions from 1998 2003. Since joining company in 1983, Mr. Nolan has served in numerous executive and management positions, including President, Executive Vice President, Division Manager and Regional Manager, with responsibilities for managing direct and agency operations for the Midwest and East coast. Also, Mr. Nolan has overall responsibility for the Company’s operations in Canada as well as IPX, Fidelity’s 1031 exchange company, and FRS, Fidelity’s relocation company.

Roger Jewkes. Mr. Jewkes has served as Chief Operating Officer of FNF since January 2016, and served as Co-Chief Operating Officer from September 2015 to January 2016. Previously, he served as an Executive Vice President of FNF and was appointed to that position in 2001. Since joining FNF through an acquisition in 1987, Mr. Jewkes has served in several executive and operational management positions including President of Western Operations, Executive Vice President, Division Manager and Regional Manager, with responsibilities for managing a significant number of direct operations along with some ancillary companies held by FNF.

Anthony J. Park. Mr. Park has served as Executive Vice President and Chief Financial Officer of FNF since October 2005. Prior to being appointed CFO of the Company, Mr. Park served as Controller and Assistant Controller of FNF from 1991 to 2000 and served as the Chief Accounting Officer of FNF from 2000 to 2005.

Peter T. Sadowski. Mr. Sadowski has served as Executive Vice President and Chief Legal Officer of FNF since 2008. Prior to that, Mr. Sadowski served as Executive Vice President and General Counsel of FNF since 1999. Mr. Sadowski has also served as Executive Vice President and Chief Legal Officer of Cannae since April 2017. Mr. Sadowski is a Trustee of the Folded Flag Foundation and the Vegas Golden Knights Foundation.

Michael L. Gravelle. Mr. Gravelle has served as the Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010. He has served as Corporate Secretary since April 2008. Mr. Gravelle joined FNF in 2003, serving as Senior Vice President. Mr. Gravelle joined a subsidiary of FNF in 1993. Mr. Gravelle has also served as Executive Vice President and General Counsel of Black Knight, Inc. and its predecessors since January 2014, where he also served as Corporate Secretary from January 2014 until May 2018. Mr. Gravelle has also served as Executive Vice President, General Counsel and Corporate Secretary of Cannae since April 2017.

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COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation programs should be read with the compensation tables and related disclosures that follow. This discussion contains forward- looking statements that are based on our current plans and expectations regarding future compensation programs. Compensation programs that we adopt in the future may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

In this compensation discussion and analysis, we provide an overview of our approach to compensating our named executive officers in 2019, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions are based. Our named executive officers, and their titles, in 2019 were:

•	Raymond R. Quirk, our Chief Executive Officer
•	Michael J. Nolan, our President
•	Roger S. Jewkes, our Chief Operating Officer
•	Anthony J. Park, our Executive Vice President and Chief Financial Officer
•	Peter T. Sadowski, our Executive Vice President and Chief Legal Officer
•	Brent B. Bickett (Executive Vice President, Corporate Strategy until November 1, 2019)

EXECUTIVE SUMMARY

FINANCIAL HIGHLIGHTS

FNF has a long history of delivering consistent, industry-leading operating results and investment returns to our shareholders. 2019 was no exception as we generated $8.1 billion of total revenue (excluding $328 million of noncash, valuation gains on investment securities) and $1.1 billion of net earnings from continuing operations, consistent with an increase in overall U.S. residential mortgage originations.

As reflected in the following charts, over the previous five years, we have delivered consistently strong revenue and earnings.

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	Year ended December 31, 2019
	2015	2016	2017	2018	2019
Total Revenue (in millions)	$6,664	$7,257	$7,663	$7,689	$8,141
Net Earnings from Continuing Operations (in millions)	$501	$622	$639	$635	$1,076

Our consistent operating results have translated to strong returns for our shareholders. During the three-year period, from January 1, 2017 through December 31, 2019, we delivered a total return to our shareholders of approximately 99%, compared to a total return on the S&P 500 of approximately 51% during the same period. This includes a return of approximately $950 million during this three- year period to our shareholders in the form of cash dividends. Total shareholder return is based on stock price changes as adjusted to account for corporate actions, including the Spin-off of Black Knight, Inc. (Black Knight) and the Split-off of Cannae Holdings, Inc. (Cannae).

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PAY FOR PERFORMANCE

Our compensation committee takes great care to develop and refine an executive compensation program that recognizes our stewardship responsibility to shareholders while our talent supports a culture of growth, innovation, and performance.

The primary goal of our executive compensation programs in 2019 was to drive continued growth and successful execution of our strategic business objectives. We believe our programs achieve this goal by:

•	Tying material portions of our named executive officers’ compensation to the performance of our core title operations;

•	Structuring our performance-based programs to focus our named executive officers on attaining pre-established, objectively-determinable key performance goals that are aligned with and support our key strategic business objectives in our various operations, which, in turn, are aimed at growing long-term value for our shareholders;

•	Recognizing our executives’ leadership abilities, scope of responsibilities, experience, effectiveness, and individual performance achievements; and

•	Attracting, motivating, and retaining a highly qualified and effective management team that can deliver superior performance and build shareholder value over the long-term.

As in past years, there was a direct correlation between our named executive officers’ pay and our performance in 2019. Here are a few highlights:

•	We exceeded both our adjusted title revenue and adjusted pre-tax title margin goals as set by our compensation committee under our annual incentive plan. Consistent with this strong performance, our named executive officers earned an annual incentive equal to 200% of their respective target annual incentive opportunities. See the “FNF Annual Incentive Performance Measures and Results” section below.

•	We exceeded the quarterly adjusted pre-tax title margin goals set by our compensation committee as performance criteria for our 2018 restricted stock awards. As a result, we expect these awards to fully vest, subject to each executive’s continued employment with us to satisfy the time based vesting requirements for those awards.

We use adjusted pre-tax title margin as a performance objective for our cash-based annual incentive plan (75% weighting, with the remaining 25% tied to achievement of adjusted title revenue) and for our long-term performance-based restricted stock awards (100% weighting). Our compensation committee gave strong consideration to whether this measure should be used in both the annual incentive plan and our long-term incentive awards. In recognition of the fact that it is one of the most important measures to our investors of the financial performance of our business, the committee determined it should be used in both programs. The committee determined it should be used in our cash-based annual incentive plan because it is a leading measure of operating performance and efficiency, has a strong correlation to our annual strategic plan and is directly affected by the actions of our executives in both strong and weak real estate markets. The committee determined it should be used in our long-term performance- based restricted stock awards because it reflects our ability to convert revenue into operating profits for shareholders and measures our progress toward achieving our long-term strategy, and therefore can have a significant impact on our long-term stock price and investor expectations.

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Note that the financial measures used as performance targets for our named executive officers described in this discussion are non-GAAP measures and differ from the comparable GAAP measures reported in our financial statements. The measures are adjusted to exclude the impact of certain non-recurring and other items. We explain how we calculate these measures in the “Analysis of Compensation Components” section below.

SHAREHOLDER VOTE ON 2018 EXECUTIVE COMPENSATION

At our 2019 annual meeting of shareholders, we held a non-binding advisory vote, also called a “say on pay” vote, on the compensation of our named executive officers as disclosed in the 2019 proxy statement. A majority of our shareholders approved our “say on pay” proposal, including 19 of our top 20 shareholders, with approximately 86% of the votes cast in favor of the proposal and approximately 14% of the votes cast against the proposal. The compensation committee considered these results when evaluating our executive compensation programs.

SHAREHOLDER OUTREACH IN 2019

Our compensation committee is committed to listening and responding to the views of our shareholders in creating and tailoring our executive compensation programs. Following the 2019 annual meeting of shareholders and the 2018 “say on pay” shareholder vote, our President and Chief Financial Officer met with our investors in break-out sessions at investor conferences, as well as in independent one-on-one investor meetings, to discuss our business and stock price performance, and to discuss and receive feedback on our compensation programs. In this regard, we met with investors at more than 9 investor conferences and numerous one-on-one meetings. The investors with whom we met in 2019 represented over 50% of our top 20 shareholders, who collectively owned more than 30% of our shares as of December 31, 2019. Generally, our shareholders did not express any concerns about FNF’s executive compensation plans and practices in 2019.

COMPENSATION OF OUR NON-EXECUTIVE CHAIRMAN

Our compensation consultant reviews the compensation paid to our directors, including Mr. Foley, on a regular basis, and then makes recommendations on any changes to our director compensation practices. Our compensation committee discusses the compensation consultant’s recommendations and determines whether to make any changes to our director compensation in that year.

With respect to Mr. Foley’s compensation in 2019, our directors discussed the critical role Mr. Foley plays in the formation and execution of our long-term strategic vision. Mr. Foley founded FNF in 1984 and transformed it into a leading provider of title insurance, escrow and other title-related services. Under Mr. Foley’s leadership, FNF, through our title insurance underwriters, issues more title insurance policies than any other title company in the United States. In addition to the incredible value Mr. Foley has created at FNF, he led the teams that created additional value for FNF’s shareholders through strategic transactions such as:

•	The spin-off of Fidelity National Information Services, Inc. in 2006, which, under Mr. Foley’s continued leadership from 2006 to 2016, became a global leader in financial services technology. As of December 31, 2019, FIS had a market capitalization of $85.3 billion.

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•	FNF’s acquisition of Lender Processing Services, Inc. (LPS), where Mr. Foley unlocked the value of technology, data and analytics businesses by separating Black Knight’s businesses from LPS’ transaction services businesses that are now part of ServiceLink, and led the management team through a process of maximizing operational efficiencies and creating a culture of cross-selling. From FNF’s spin-off of Black Knight to our shareholder in September 2017 to December 31, 2019, the value of Black Knight’s stock increased from $43.05 per share to $64.48 per share, representing an increase in value of $1.8 billion with respect to the approximately 83.3 million shares of Black Knight distributed to our shareholders.

•	The split-off of our non-core businesses which formerly comprised our FNF Ventures Group into Cannae. Cannae’s stock price has increased from $18.39 per share at the split-off in November 2017 to $37.19 on December 31, 2019, representing an increase in value of $1.3 billion with respect to the Cannae shares distributed to our shareholders.

While Mr. Foley is no longer an executive or involved in the day-to-day operation of FNF, he continues to be the driving force behind the development and execution of our strategic direction. The most recent evidence of Mr. Foley’s leadership is the signing of a definitive agreement for FNF to acquire FGL Holdings (F&G), a transaction that will provide diversification of our cash and income streams away from title insurance in a transaction that is immediately accretive to earnings and cash flow and predictable countercyclical income that performs best in a rising long term rate environment through an attractive retirement insurance business with strong growth tailwinds as demand for retirement insurance products are propelled by an aging demographic.

In light of the high value Mr. Foley brings to our board and our shareholders, the compensation committee determined that it was important to continue to compensate Mr. Foley at a level that recognizes the significance of his contributions to our continued success and is sufficient to incentivize him to continue to focus on FNF and value creation for our shareholders. Accordingly, the compensation committee determined Mr. Foley’s compensation for 2019 should remain consistent with his 2018 compensation, although no increases were made to Mr. Foley’s 2019 compensation.

Over the years, we believe that we have been highly responsive to our shareholders’ concerns, and have created and continued compensation programs that achieved our strategic corporate objectives, focused our executives on achieving superior operating results and shareholder returns, balanced short-term and long-term incentives, and maintained a strong correlation between pay and performance.

GOVERNANCE AND COMPENSATION BEST PRACTICES

We periodically review our compensation programs and make adjustments that are believed to be in the best interests of our company and our shareholders. As part of this process, we review compensation trends and consider current best practices, and make changes in our compensation programs when we deem it appropriate, all with the goal of continually improving our approach to executive compensation.

Some of the best practices adopted by our compensation committee or full board of directors include the following:

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Things We Do		Things We Don’t Do
✓	Deliver total compensation predominantly through variable pay	X	Provide tax gross-ups or reimbursement of taxes
✓	Maintain robust stock ownership requirements	X	Have liberal change in control definitions
✓	Maintain a clawback policy for incentive-based compensation	X	Include modified single trigger severance provisions—which provide severance upon a voluntary termination of employment following a change in control—in our executive agreements
✓	High ratio of performance-based compensation to total compensation, and a low ratio for fixed benefits/perquisites (non-performance-based)	X	Allow hedging and pledging transactions involving our securities
✓	Undertake an annual review of compensation risk	X	Have multi year guarantees for salary increases, non performance based bonuses or guaranteed equity compensation in our executive employment agreements
✓	Limit perquisites
✓	Have performance based vesting provision in restricted stock grants to our officers, including our named executive officers
✓	Require that any dividends or dividend equivalents on restricted stock and other awards are subject to the same underlying vesting requirements applicable to the awards — that is, no payment of dividends or dividend equivalents are made unless and until the award vests
✓	Have transparent executive compensation disclosures in our annual proxy statements
✓	Use a thorough methodology for comparing our executive compensation to market practices
✓	A policy that annual grants of restricted stock will utilize a vesting schedule of not less than three years
✓	Retain an independent compensation consultant that reports solely to our compensation committee, and that does not provide our compensation committee services other than executive compensation consulting
✓	Cap payouts on incentive awards
✓	Use non discretionary, pre established, objectively determinable performance goals for our incentive awards

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COMPONENTS OF TOTAL COMPENSATION AND PAY MIX

We compensate our executive officers primarily through a mix of base salary, annual cash incentives and long-term equity-based incentives. We also provide our executive officers with the same retirement and employee benefit plans that are offered to our other employees, as well as limited other benefits, although these items are not significant components of our compensation programs. The following table provides information regarding the elements of compensation provided to our named executive officers in 2019:

Category of Compensation	Type of Compensation	Purpose of the Compensation
Fixed Cash Compensation	Salary	Salary provides a level of assured, regularly paid, cash compensation that is competitive and helps attract and retain key employees.
Short-term Performance-based Cash Incentives	Annual Cash Incentive Tied to Financial Metrics	Cash incentives under our annual incentive plan are designed to motivate our employees to work towards achieving our key annual adjusted title revenue and adjusted pre-tax title margin goals.
Long-term Equity Incentives	Performance- based Restricted Stock Tied to Financial Metrics	Performance-based restricted stock helps to tie our named executive officers’ long-term financial interests to our adjusted pre-tax title margin and to the long-term financial interests of our shareholders, as well as to retain key executives through a three-year vesting period and maintain a market competitive position for total compensation.
Benefits & Other	ESPP, 401(k) Plan, health insurance and other benefits	Our named executive officers’ benefits generally mirror our company-wide employee benefit programs. For security reasons and to make travel more efficient and productive for our named executive officers, they are eligible to travel on our corporate aircraft.

ALLOCATION OF TOTAL COMPENSATION FOR 2019

The following chart and table show the average allocation of 2019 Total Compensation reported in the Summary Compensation Table among the components of our compensation programs:

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2019 COMPENSATION MIX

	Salary	Annual Cash Incentives	Performance- based Restricted Stock	Benefits and Other	Total Compensation	Performance- based Compensation
Raymond R. Quirk	10.4%	36.3%	48.5%	4.8%	100%	84.8%
Anthony J. Park	18.2%	38.1%	37.5%	6.2%	100%	75.6%
Michael J. Nolan	15.2%	39.4%	40.2%	5.2%	100%	79.6%
Roger S. Jewkes	15.8%	41.0%	36.9%	6.3%	100%	77.9%
Peter T. Sadowski	17.6%	37.5%	37.3%	7.6%	100%	74.8%
Brent B. Bickett	6.0%	20.4%	0.0%	73.6%	100%	20.4%

As illustrated above, a significant portion of each named executive officer’s total compensation is based on performance-based cash and equity incentives that are tied to our financial performance and stock price. Excluding Mr. Bickett, performance-based forms of compensation comprised between 74.8% and 84.8% of our named executive officers’ total compensation in 2019.

Our compensation committee believes this emphasis on performance-based incentive compensation is an effective way to use compensation to help us achieve our business objectives while directly aligning our executive officers’ interests with the interests of our shareholders.

For Mr. Bickett, 20.4% of his total compensation was performance-based because he received a prorated award under our annual incentive plan, did not receive a performance-based restricted stock award in 2019, and received one-time transition payments in connection with his transition to a non-executive employee role.

ANALYSIS OF COMPENSATION COMPONENTS

BASE SALARY

Our compensation committee typically reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by its external independent compensation consultant, Mercer, as well as a number of qualitative factors, including each named executive officer’s experience, knowledge, skills, level of responsibility and performance. In 2019, in recognition of their strong performance, our compensation committee approved $50,000 increases to Messrs. Nolan’s and Jewkes’ salaries, and $40,000 increases to Messrs. Park’s and Sadowski’s salaries. The committee approved these increases in light of the executives’ strong performance and their continued growth in their respective roles and responsibilities.

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ANNUAL PERFORMANCE-BASED CASH INCENTIVES

We award annual cash incentives based upon the achievement of pre-defined business and financial objectives relating to our title operations, which are specified in the first quarter of the year. Annual incentives play an important role in our approach to total compensation, as they motivate participants to achieve key fiscal year objectives by conditioning the payment of incentives on the achievement of defined, objectively determinable financial performance goals.

In the first quarter of 2019, our compensation committee approved our fiscal year business performance objectives and a target incentive opportunity for each participant, as well as the potential incentive opportunity range for maximum and threshold performance. No annual incentive payments are payable to a named executive officer if the pre-established, threshold performance levels are not met, and payments are capped at a maximum performance payout level. The financial performance results are derived from our annual financial statements (as reported in our Annual Report on Form 10-K filed with the SEC), which are subject to an audit by our independent registered public accounting firm, Ernst & Young LLP. However, as discussed below, we use financial measures as performance targets for our named executive officers that differ from the comparable GAAP measures reported in our financial statements. Below, we explain how we calculate the incentive award performance measure.

The incentive award target opportunities are expressed as a percentage of the individual’s base salary. In 2019, our compensation committee approved an increase in Mr. Quirk’s target incentive opportunity from 155% to 175% of his base salary. Our compensation committee approved this increase in recognition of Mr. Quirk’s strong performance.

The amount of the annual incentives actually paid depends on the level of achievement of the pre-established goals as follows:

•	If threshold performance is not achieved, no incentive will be paid.

•	If threshold performance is achieved, the incentive payout will equal 50% of the executive’s target incentive opportunity.

•	If target performance is achieved, the incentive payout will equal 100% of the executive’s target incentive opportunity.

•	If maximum performance is achieved, the incentive payout will equal 200% of the executive’s target incentive opportunity.

•	Between these levels, the payout is interpolated.

An important tenet of our pay-for-performance philosophy is to utilize our compensation programs to motivate our executives to achieve performance levels that reach beyond what is expected of us as a company. The performance targets for the FNF incentive plan are approved by our compensation committee and are based on discussions between management and our compensation committee. Target performance levels are intended to be difficult to achieve, but not unrealistic. Maximum performance levels are established to limit short-term incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels.

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In setting 2019 performance targets under our annual incentive plans, our compensation committee considered the following factors, which are discussed in more detail below:

•	Our 2019 business plan, including our underlying assumptions relating to 2019 refinance volumes and residential purchase market projections following consideration of MBA and Fannie Mae forecasts, projections for the national commercial market based upon forecasts by the Urban Land Institute, the interest rate environment, housing affordability, and recent and expected industry and company trends;

•	2019 performance targets as compared to 2018 performance targets and 2018 actual performance;

•	Alignment of the 2019 performance targets with the investment community’s published projections for us and our publicly-traded title company competitors; and

•	The effect that achieving the performance targets would have on our growth and margins.

FNF Annual Incentive Performance Measures and Results. The 2019 performance goals under the FNF incentive plan were based on adjusted revenue and adjusted pre-tax profit margin relating to our title segment, which we refer to as “adjusted pre-tax title margin.” We believe that these performance measures are among the most important measures to our investors of the financial performance of our business. Title revenue is a leading measure of growth, market share, customer satisfaction and product strength. Pre-tax profit margin relating to our title segment is a leading measure of operating performance and efficiency. Both measures are used by investors and analysts and can have a significant impact on long- term stock price and the investing community’s expectations. Additionally, when combined with the strong focus on long-term shareholder return created by our equity-based incentives and our named executive officers’ significant stock ownership, these two annual performance measures provide a degree of checks and balances, requiring our named executive officers to consider both short-term and long-term performance of our businesses and investments. The annual incentive performance targets are synchronized with shareholder expectations, desired increase in our stock price, our annual budget, our long-term financial plan, and our board of directors’ expectations. Further, both measures are measures that executives can directly affect.

In the following table, we explain how we calculate the performance measures and why we use them.

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Performance Measure	How Calculated[1]	Reason for Use
Adjusted Title Revenue	Adjusted title revenue is based on GAAP revenue from our title segment as reported in our annual financial statements, excluding realized gains and losses.	Adjusted title revenue is an important measure of our growth, our ability to satisfy and retain our clients, gain new clients and the effectiveness of our services and solutions. Adjusted title revenue is widely followed by investors.
Adjusted Pre-Tax Title Margin	Adjusted pre-tax title margin is determined by dividing the earnings before income taxes and non controlling interests from our title segment, excluding realized gains and losses, purchase accounting amortization and other unusual items, by total revenues of the title segment excluding realized gains and losses.	We selected adjusted pre-tax title margin as a measure for the short-term incentives because it is a financial measure that is significantly influenced by the performance of our executives, promotes a focus on operational efficiency and cost management, aligns the executives’ short- term incentive opportunity with one of our key corporate growth objectives and is commonly used within the title industry. We believe maintaining strong margins is particularly important in a declining market. The exclusion of income taxes, non- controlling interests, realized gains and losses, and purchase price amortization from the calculation of adjusted pre-tax title margin results in a measure that better reflects our continuing operations, which is directly influenced by the performance of our executives rather than ancillary market and economic factors.

1.   The adjustments to title revenue and pre-tax title margin are intended to produce a performance measure that reflects the financial performance of our continuing operations, which is directly influenced by the performance of our executives, and to exclude the impact of external market and economic factors.

The title insurance business is directly impacted by managements’ effectiveness in executing on our business strategy, and macro-economic factors such as mortgage interest rates, credit availability, job markets, economic growth, and changing demographics. Changes to mortgage interest rates, in particular, can have a significant impact on our title revenues and title margin. Due to the year-to-year changes in these key economic factors that are outside of our control, we do not think comparisons of financial and business goals and performance from one year to another are meaningful indicators of the rigor of our performance goals or managements’ performance in a given year. Instead, we think our performance goals and managements’ performance relative to those goals should be assessed in light of the economic environment within which the goals were established and management operated.

Our annual incentive plan targets correlate with our annual strategic financial plans, which are developed in the first quarter based on our forecasted mortgage originations for the year and the relative mix of purchase versus refinance originations. In setting the threshold, target and maximum goals relating to the performance measures under our annual incentive plan, our compensation committee considered management’s expectations for 2019, which were based on a combination of forecasts provided by the Mortgage Bankers Association (MBA), Fannie Mae and the Urban Land

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Institute, anticipated changes in interest rates, as well as recent and expected industry and company trends. When we set our 2019 performance targets in March 2019, our assumptions included a decline in refinance volumes of 31%, a flat residential purchase market, a 4% decline in the 30-year fixed mortgage interest rate, and a 11% decline in the national commercial market. Our assumptions also included rising home prices making housing less affordable and other recent and expected industry and company trends. We prepare a base plan as well as upside and downside scenarios, which, taken together, form the strategic financial plan and the basis of the performance measure targets. To establish threshold and maximum goals, percentage adjustments were applied to the target goals. In light of the expected declines in refinance volumes of 31% and the national commercial market of 11%, coupled with an expected flat residential purchase market, our compensation committee determined to set our 2019 adjusted pre-tax title margin performance target to be consistent with our 2018 target of 12%, and our 2019 title revenue target lower than our 2018 target by 2%. The committee believed achievement of these targets would reflect strong performance by management in a challenging market environment.

The adjusted pre-tax title margin threshold and maximum goals were set at approximately 20% below and 20% above the target, respectively, and title revenue threshold and maximum goals were set at approximately 7.5% below and 7.5% above the target, respectively. Target performance levels are intended to be difficult to achieve, but not unrealistic. Maximum performance levels are established to limit short-term incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels. All of the goals are subject to review and approval by our compensation committee.

Final calculations of our achievement of the performance measures are subject to adjustment for acquisitions, divestitures, major restructuring charges, and non-budgeted discontinued operations. These adjustments encourage our executives to focus on achieving strong financial performance and efficient operation of our continuing businesses during the year to achieve the performance measures. The adjustments also ensure that the achievement of the performance measures, as determined by the compensation committee at the end of the performance period, correlate with the budget and thereby serve as barometers of management’s performance in satisfying and retaining our clients, obtaining new clients, and operating the business efficiently. The adjustments also encourage our executives to focus on the long-term benefit of acquisitions or divestitures regardless of whether they may have a positive or negative impact on our adjusted revenue or pretax title margin in the current year.

Our 2019 results exceeded target goals due to strong performance in a challenging environment and effective cost management by our executives, including a 7% increase in direct title insurance premiums which resulted from an increase in closed order volumes driven by increased residential refinance activity as a result of lower mortgage interest rates in 2019 compared to 2018, partially offset by a decrease in the average fee per file driven by a reduction in the proportion of purchase orders compared to refinance orders in 2019 compared to 2018. Remittances for agency title insurance premiums increased 10% year-over-year reflecting an improving residential purchase environment in many markets throughout the country and a concerted effort by management to increase remittances with existing agents as well as cultivate new relationships with potential new agents. In addition, lower mortgage rates resulted in increased refinance business with agents. Our executives’ performance directly impacted our ability to effectively manage our business in response to each of these factors and deliver strong results for our shareholders.

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The following charts set forth the 2019 threshold, target and maximum performance goals, the relative weighting of the performance measures, and 2019 performance results under our annual incentive plan. Dollar amounts are in millions.

Performance Metric	Weight	Threshold	Target	Maximum	Results
Adjusted Revenue Title Segment	25%	$6,204	$6,707	$7,209	7,933
Adjusted Pre-tax Margin Title Segment	75%	9.5%	12%	14.5%	16.3%

The table below presents a reconciliation of our GAAP total revenue and pre-tax earnings to our adjusted title revenue and adjusted pre-tax title margin by operating segment of the Company. Dollar amounts are in millions.

Twelve Months Ended December 31, 2019	Consolidated FNF	Title	Corporate and Other
Total revenue	$8,469	$8,259	$210
Pre-tax earnings (loss)	$1,369	$1,536	(167)
Non-GAAP adjustments before taxes
Realized (gains) and losses, net	(318)	(326)	8
Purchase price amortization	105	86	19
Transaction costs	58	–	58
Severance costs	6	–	6
Other adjustments	1	1	–
Total non-GAAP adjustments before taxes	(148)	(239)	91
Adjusted revenue	$8,151	$7,933	$218
Adjusted pre-tax earnings (loss)	$1,221	$1,297	(76)
Adjusted pre-tax margin	15.0%	16.3%	–%

The following table shows each named executive officer’s target percentage under our annual incentive plan, the calculation of 2019 incentive awards based on the 2019 performance multiplier from the results shown in the tables above, and the amounts earned under the annual incentive plans.

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Name	2019 Base Salary	2019 Annual Incentive Target (%)	2019 Annual Incentive Target ($)	2019 Performance Multiplier	2019 Total Incentive Earned[1]
Raymond R. Quirk	$1,000,000	175%	$1,750,000	200%	$3,500,000
Anthony J. Park	$565,000	105%	$593,250	200%	$1,186,500
Michael J. Nolan	$680,000	130%	$884,000	200%	$1,768,000
Roger S. Jewkes	$680,000	130%	$884,000	200%	$1,768,000
Peter T. Sadowski	$550,000	105%	$585,750	200%	$1,171,500
Brent B. Bickett[1]	$550,500	155%	$711,062	200%	$1,240,875

1.   Reflects a prorated Annual Incentive Target and Total Incentive Earned for Mr. Bickett for the portion of the year he served as Executive Vice President, Corporate Strategy (January 1, 2019 through October 31, 2019). In light of Mr. Bickett’s service as President of Cannae, the compensation committee reduced his 2019 Total Incentive Earned by $217,500.

LONG-TERM EQUITY INCENTIVES

On October 31, 2019, we granted performance-based restricted stock to each of our named executive officers.

We do not attempt to time the granting of awards to any internal or external events. Our general practice has been for our compensation committee to grant equity awards during the fourth quarter of each year following the release of our financial results for the third quarter. We also may grant awards in connection with significant new hires, promotions or changes in duties.

Our compensation committee’s determinations are not formulaic; rather, in the context of competitive market compensation data and our stated pay philosophy, our compensation committee determines the share amounts on a subjective basis in its discretion and may differ among individual executive officers in any given year. Following is a brief discussion regarding the awards made in 2019.

Performance-based Restricted Stock. In 2019, the proportion of the FNF equity awards consisting of performance-based restricted stock remained at 100%. As in recent years, we did not grant stock options or awards that vest solely based on continued service to our named executive officers.

The restricted stock awards vest over three years, provided we achieve pre-tax margin in our title segment of 9.0% in at least two of the five quarters beginning October 1, 2019. We considered various alternative measures, but we again selected adjusted pre-tax title margin, which measures our achievements in operating efficiency, profitability and capital management. The committee determined to use pre-tax title margin because it reflects our ability to convert revenue into operating profits for shareholders and measures our progress toward achieving our long-term strategy, and therefore can have a significant impact on our long-term stock price.

When we set our adjusted pre-tax title margin performance goal in October 2019, the compensation committee considered the MBA’s forecast of a 8% decline in residential mortgage originations in 2020 and an increase of 10 basis points in the 30-year fixed mortgage interest rate, which, in particular, can have a significant impact on our title margins. Mortgage rates are a key determinant in the level of real estate transaction activity and an increase in mortgage rates could depress both the refinance and purchase markets considerably. The committee also considered Urban Land Institute’s forecast

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of a softer commercial real estate market in 2020 and the combination of a limited housing supply, tight credit markets, increasing home prices and political uncertainty. The compensation committee balanced these considerations against management’s historically strong performance in managing expenses during different real estate cycles and ability to drive industry leading margins.

Based on these considerations for the performance period, the compensation committee determined to set the performance goal for our 2019 restricted stock awards at 9.0%, an increase of 6% over the 2018 performance goal of 8.5%, in order to encourage management to continue to drive strong expense management and margins in our title business.

Although we considered using a longer performance period for these awards, we determined that achievement of the criteria in at least two of the five quarters beginning October 1, 2019, which is the performance period we have historically used with respect to our performance-based equity awards, was the appropriate performance period because of the difficulty in predicting future performance of the mortgage market, particularly for a period of more than one year, because it is largely driven by interest rates and other economic forces outside of our control, and because of the seasonality inherent in the title business, with the first quarter typically much weaker than the remaining quarters due to weather conditions and holidays impacting opened order activity in November and December resulting in fewer closings in the first quarter.

Adjusted pre-tax title margin is determined by dividing the earnings before income taxes and non-controlling interests from our title segment, excluding realized gains and losses, purchase accounting amortization and other unusual items, by total revenues of the title segment excluding realized gains and losses.

With respect to all restricted stock awards, credit is provided for dividends paid on unvested shares, but payment of those dividends is subject to the same vesting requirements as the underlying shares—in other words, if the underlying shares do not vest, the dividends are forfeited.

BENEFIT PLANS

Our named executive officers generally participate in the same compensation programs as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our employee stock purchase plan, or ESPP. In addition, our named executive officers are eligible to participate in broad based health and welfare plans. We do not offer pensions or supplemental executive retirement plans for our named executive officers.

401(k) Plan. We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits, which were generally $19,000 in 2019. Vesting in matching contributions, if any, occurs proportionally each year over an employee’s first three years of continuous employment with us.

Deferred Compensation Plan. We provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a nonqualified deferred compensation plan. A description of the plan and information regarding our named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

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Employee Stock Purchase Plan. We maintain our ESPP through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For officers, including our named executive officers, matching contributions are equal to 1/2 of the amount contributed during the quarter that is one-year earlier than the quarter in which the matching contribution was made. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. For information regarding the matching contributions made to our named executive officers in 2019 see “—Summary Compensation Table.”

Health and Welfare Benefits. We sponsor various broad-based health and welfare benefit plans for our employees, including life insurance, and our executives are eligible to participate in an executive medical plan. The taxable portion of the premiums on this additional life insurance is reflected in the “Summary Compensation Table” under the column “All Other Compensation” and related footnote. We also offer a program under which we reimburse our employees escrow and title fees when they use one of our title companies in connection with the closing of their personal real estate transactions.

Other Benefits. We provide a few additional benefits to our executives. In general, the additional benefits provided are intended to help our named executive officers be more productive and efficient and to protect us and our executives from certain business risks and potential threats. For example, in 2019, certain of our named executive officers received personal use of the corporate aircraft. Our compensation and audit committees regularly reviews the additional benefits provided to our executive officers and believes they are minimal. Further detail regarding other benefits in 2019 can be found in the “Summary Compensation Table” under the column “All Other Compensation” and related footnote.

EMPLOYMENT AGREEMENTS AND POST-TERMINATION COMPENSATION AND BENEFITS

We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations during and following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. For a discussion of the material terms of the agreements, see the narrative following “—Grants of Plan-Based Awards” and “—Potential Payments Upon Termination or Change in Control.”

TRANSITION PAYMENTS

On November 1, 2019, in connection with Mr. Bickett’s transition to a non-executive employee and his reduced duties with the Company, we entered into an employment letter agreement and terminated Mr. Bickett’s employment agreement and he entered into a general release with the Company in connection therewith. Under the employment letter agreement, Mr. Bickett became entitled to (i) accrued obligations consisting of unpaid base salary and unused vacation pay; (ii) a pro-rated portion of his annual bonus under the 2019 annual incentive plan for the portion of the year he served as Executive Vice President, Corporate Strategy, which was reduced by

43	Fidelity National Financial, Inc.

$217,500 in light of his service as President of Cannae; (iii) a lump-sum payment consisting of his current annual base salary plus his highest annual incentive plan payment in the last three years, multiplied by 200%; (iv) continued vesting of his restricted stock awards; (v) continued participation in our executive medical plan; and (vi) a payment equal to one year of life insurance and COBRA premiums.

In considering the transition payments to Mr. Bickett, our compensation committee considered his long tenure as an executive of FNF and his leadership in the execution of our mergers and acquisition and corporate finance strategies. Mr. Bickett’s deep knowledge and leadership in these areas have contributed significantly to our growth, operational success and strong financial results. The committee also considered that, as a non-executive employee, Mr. Bickett would continue to be available to our executives and our board of directors as needed.

ROLE OF COMPENSATION COMMITTEE, COMPENSATION CONSULTANT AND EXECUTIVE OFFICERS

Our compensation committee is responsible for reviewing, approving and monitoring all compensation programs for our named executive officers. Our compensation committee is also responsible for administering our annual incentive plan and our omnibus incentive plan. During 2019, our compensation committee engaged Mercer, an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. Mercer was selected, and its fees and terms of engagement were approved, by our compensation committee. Mercer reported directly to the compensation committee, and received compensation only for services related to executive compensation issues. During 2019, the Company also engaged Guy Carpenter, another operating subsidiary of Marsh & McClennan, to provide surety and casualty insurance consulting and brokerage services. FNF paid Guy Carpenter fees of $2,997,003 in 2019. In April 2020, the compensation committee reviewed the independence of Mercer in accordance with the rules of the New York Stock Exchange regarding the independence of consultants to the compensation committee, and affirmed the consultant’s independence and that no conflicts of interest existed.

The compensation consultant provided our compensation committee with relevant market data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix, and alternatives to consider when making compensation decisions. Mercer also assists our compensation committee in its annual review of a compensation risk assessment.

Our Chairman, Mr. Foley, participated in the 2019 executive compensation process by making recommendations with respect to the compensation of our Chief Executive Officer, Mr. Quirk, and his direct reports. Mr. Quirk made recommendations with respect to the compensation of his direct reports, as discussed further below. In addition, Michael L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, coordinated with our compensation committee members and Mercer in preparing the committee’s meeting agendas and, at the direction of the compensation committee, assisted Mercer in gathering financial information about FNF and stock ownership information for our executives for inclusion in the consultant’s reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

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While our compensation committee carefully considers the information provided by, and the recommendations of, Mercer and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any recommended compensation decisions.

ESTABLISHING EXECUTIVE COMPENSATION LEVELS

Our compensation committee considers a number of important qualitative and quantitative factors when determining the overall compensation of our named executive officers in 2019, including:

•	The executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our company’s performance;

•	The executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

•	The business environment and our business objectives and strategy;

•	Our financial performance in the prior year;

•	The need to retain and motivate executives (even in the current business cycle, it is critical that we not lose key people and long-term incentives help to retain key people);

•	Corporate governance and regulatory factors related to executive compensation; and

•	Marketplace compensation levels and practices.

In evaluating the compensation of our named executive officers, our compensation committee considers the recommendations of our Chairman. Our compensation committee also considers our Chief Executive Officer’s recommendations with respect to the compensation of his direct reports. In making their recommendations, our Chairman and Chief Executive Officer review the performance of the other named executive officers, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Neither our Chairman nor our Chief Executive Officer makes a recommendation to our compensation committee regarding his own compensation. The compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess, and approve compensation for our named executive officers.

To assist our compensation committee, the compensation consultant conducted marketplace reviews of the compensation we pay to our executive officers. They gathered marketplace compensation data on total compensation, which consists of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from our omnibus incentive plan, compensation levels as a percent of revenue, pay mix and other key statistics. This data is collected and analyzed twice during the year, once in the first quarter and again in the fourth quarter. The marketplace compensation data provides a point of reference for our compensation committee, but our compensation committee ultimately makes subjective compensation decisions based on all of the factors described above.

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For 2019, Mercer used two marketplace data approaches: (1) an aggregation of three general executive compensation surveys with a specific focus on companies with revenues of between $5 billion and $20 billion, and (2) compensation information for a group of 15 companies, or the FNF peer group. In light of our smaller scale following the spin off of Cannae, and to better align with our business model and reduce the number of industry sectors from which the peers are selected, Mercer recommended, and our compensation committee approved, removing Automatic Data Processing, Inc., DXC Technology Company, Marsh & McLennan Companies, Inc, Discover Financial Services, Alleghany Corporation, Everest Re Group Ltd., and Reinsurance Group of America Incorporated, and the addition of Arch Capital Group Ltd., Cincinnati Financial Corporation, Old Republic International, and CNO Financial Group, Inc. Additionally, XL Group Ltd., which was in the peer group used by Mercer in 2018 was acquired by AXA, and was therefore removed from the peer group. Our peer group was based on a size range of approximately 1/2 to 2 times that of FNF’s revenue, with consideration given to a combination of factors including revenues, assets, and market capitalization, industry focus (generally the insurance industry based on Global Industry Classification Standard (GICS) Code), nature and complexity of operations, and because they compete with us for business and/or executive talent. When defining the peer group, our compensation committee, working with the compensation consultant, considered but were not limited by the standards used by ISS for identifying peer groups for public companies. The 2019 peer group consisted of:

American Financial Group	Genworth Financial, Inc.
Aon plc	Lincoln National Corp.
Arch Capital Group Ltd.	Loews Corporation
Assurant Inc.	Old Republic International
Cincinnati Financial Corporation	Principal Financial Group, Inc.
CNA Financial Corporation	Unum Group
CNO Financial Group, Inc.	W.R. Berkley Corporation
First American Financial Corporation

The compensation committee targeted pay levels within a reasonable range around the 50th percentile of the data when considering our named executive officers’ 2019 base salaries, annual performance-based cash incentives and long-term equity incentives. This approach aligns with our philosophy of emphasizing variable performance-based compensation over fixed compensation.

While the compensation decisions of our compensation committee ultimately were subjective judgments, our compensation committee also considered the following factors in making compensation decisions for our named executive officers. In determining the total compensation for Mr. Quirk, our compensation committee considered his more than 35 years of experience with FNF working in the title business and his importance to the continued successful operation of FNF’s title business. In determining the total compensation for Mr. Nolan, our compensation committee considered his role and responsibility for oversight of our title operations, his involvement in our investor relations, as well as his more than 35 years of experience with FNF. In determining the total compensation for Mr. Park, our compensation committee considered his role and responsibility for

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accounting and financial reporting matters, as well as his 30 years of experience with FNF. In determining the total compensation for Mr. Jewkes, our compensation committee considered his role and responsibility for oversight of our day to day title operations, as well as his 34 years of experience with FNF and its predecessor companies. In determining the total compensation for Mr. Sadowski, our compensation committee considered his role and responsibility for legal and underwriting matters, as well as his 30 years of experience with FNF.

The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

OUR NAMED EXECUTIVE OFFICERS HAVE SIGNIFICANT OWNERSHIP STAKES

We have formal stock ownership guidelines for all corporate officers, including our named executive officers and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and thereby align a significant portion of their own economic interests with those of our shareholders. Further, the award agreements for our 2019 restricted stock awards provide that our executives who do not hold shares of our stock with a value sufficient to satisfy the applicable stock ownership guidelines must retain 50% of the shares acquired as a result of the lapse of vesting restrictions (excluding shares withheld in satisfaction of tax withholding obligations) until the executive satisfies the applicable stock ownership guideline. The ownership levels are shown in the “Security Ownership of Management and Directors” table below. The guidelines call for the executive to reach the ownership multiple within four years. Shares of restricted stock count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregated Value
Chairman of the Board	10 × annual cash retainer
Chief Executive Officer	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual cash retainer

Our named executive officers and our board of directors maintain significant long-term investments in our company. As of December 31, 2019, each of our named executive officers and non- employee directors holdings of our stock significantly exceeded these stock ownership guidelines. Collectively, as reported in the table “Security Ownership of Management and Directors,” our named executive officers and directors beneficially own an aggregate of 11,054,217 shares of our common stock as of April 13, 2020, which represents 4.1% of our outstanding common stock with a value of approximately $300.1 million based on the closing price of our common stock on that date. The fact that our executives and directors hold such a large investment in our shares is part of our culture and our compensation philosophy. Management’s sizable investment in our shares aligns their economic interests directly with the interests of our shareholders, and their wealth will rise and fall as our share price rises and falls. This promotes teamwork among our management team and strengthens the team’s focus on achieving long-term results and increasing shareholder return.

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HEDGING AND PLEDGING POLICY

In order to more closely align the interests of our directors and executive officers with those of our shareholders and to protect against inappropriate risk-taking, we maintain a hedging and pledging policy, which prohibits our executive officers and directors from engaging in hedging or monetization transactions with respect to our securities, engaging in short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct or holding FNF securities in margin accounts or pledging them as collateral for loans without our approval. None of our executives or directors had outstanding hedges of our securities as of December 31, 2019.

CLAWBACK POLICY

We maintain a clawback policy that provides for the recovery of incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results.

TAX AND ACCOUNTING CONSIDERATIONS

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one-year for compensation paid to certain executive officers. Before being repealed by the Tax Cuts and Jobs Act in 2017, there was an exception for certain performance- based compensation. The Tax Cuts and Jobs Act eliminated the performance-based compensation exception under Section 162(m) for awards that are not grandfathered and it increased the coverage of Section 162(m) to, among other things, include Chief Financial Officers and any individual who was subject to the Section 162(m) limitation in tax years beginning after 2016, even after employment ends. These changes will cause more of our named executive officer’s compensation to be non-deductible under Section 162(m) in the future, and eliminates our ability to structure performance-based awards to be exempt from Section 162(m). While our compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

Our compensation committee also considers the accounting impact when structuring and approving awards. We account for share based payments, including stock option grants, in accordance with ASC Topic 718, which governs the appropriate accounting treatment of share based payments under generally accepted accounting principles (GAAP).

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COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Richard N. Massey
Daniel D. (Ron) Lane
Cary H. Thompson

EXECUTIVE COMPENSATION

The following table contains information concerning the cash and non cash compensation awarded to or earned by our named executive officers for the years indicated.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Raymond R. Quirk Chief Executive Officer	2019	1,000,000	—	4,675,038	—	3,500,000	471,110	9,646,148
	2018	1,000,000	—	4,674,991	—	3,061,902	341,790	9,078,683
	2017	1,000,000	—	4,674,993	—	3,000,000	286,223	8,961,216
Anthony J. Park Executive Vice President and Chief Financial Officer	2019	565,000	—	1,166,032	—	1,186,500	194,494	3,112,026
	2018	525,000	—	1,166,009	—	1,088,950	182,751	2,962,710
	2017	525,000	—	1,165,990	—	1,591,273	138,538	3,420,801
Michael J. Nolan President	2019	680,000	—	1,802,016	—	1,768,000	237,192	4,487,208
	2018	630,000	—	1,802,002	—	1,617,869	183,273	4,233,144
	2017	630,000	—	1,801,998	—	1,575,500	90,848	4,098,346
Roger Jewkes Chief Operating Officer	2019	680,000	—	1,590,006	—	1,768,000	272,542	4,310,548
	2018	630,000	—	1,590,015	—	1,617,869	275,744	4,113,628
	2017	630,000	—	1,589,983	—	1,575,500	281,774	4,077,257
Peter T. Sadowski Executive Vice President and Chief Legal Officer	2019	550,000	—	1,166,032	—	1,171,500	238,116	3,125,648

Chart Continued ▶

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Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Brent B. Bickett* Executive Vice President, Corporate Strategy	2019	362,252	—	—	—	1,240,875	4,477,056	6,080,183
	2018	405,500	—	1,606,466	—	1,241,601	335,989	3,589,556
	2017	550,500	—	1,606,477	—	4,869,138	277,662	7,303,777

*Effective November 1, 2019, Mr. Bickett transitioned to a non-executive employee role and his salary was reduced to $44,200.

1.	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP, or deferred compensation plans.

2.	Represents the grant date fair value of the restricted stock awards granted in 2019 computed in accordance with ASC Topic 718, excluding forfeiture assumptions. See the Grants of Plan-Based Awards table for details regarding each award. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2019 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 14, 2020. The restricted stock awards are performance based.

3.	Represents performance-based compensation earned in 2019 under our annual incentive plan by each executive.

4.	Amounts shown for 2019 include matching contributions to our ESPP; dividends paid with respect to restricted stock that vested in 2019, which were withheld during the period of restriction and paid upon vesting; life insurance premiums paid by us; health insurance fees paid by us under the executive medical plan; personal use of a company airplane; automobile allowance; reimbursement of escrow expenses; and matching contributions to our 401(k) plan as reflected in the table below. In connection with Mr. Bickett’s transition to a non-executive role, amounts include accrued vacation payment; payment of one year of life insurance and COBRA premium; and a transition-based payment.

	Quirk ($)	Park ($)	Nolan ($)	Jewkes ($)	Sadowski ($)	Bickett ($)
ESPP Matching Contributions	50,005	39,378	15,753	47,259	38,817	35,855
Restricted Stock Dividends	344,370	87,629	139,196	123,226	87,629	120,729
Life Insurance Premiums	321	207	594	594	1,143	387
Personal Airplane Use	27,430	—	—	28,183	66,518	86,109
Executive Medical	42,684	60,980	60,980	60,980	42,684	60,980
Company Match – 401(k)	6,300	6,300	6,300	6,300	1,325	6,300
Escrow Reimbursement	—	—	14,369	—	—	—
Automobile Allowance	—	—	—	6,000	—	—
Accrued Vacation Payout	—	—	—	—	—	31,192
Life Insurance and COBRA Coverage Payout	—	—	—	—	—	71,504
Salary and Bonus Payout	—	—	—	—	—	4,064,000

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GRANTS OF PLAN-BASED AWARDS

The following tables set forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2019.

			Estimated Future Payouts Under Non Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			(J) Grant Date Fair Value of Stock and Option Awards ($)(3)
(A) Name	(B) Grant Date	(C) Award Type	(D) Threshold ($)	(E) Target ($)	(F) Maximum ($)	(G) Threshold (#)	(H) Target (#)	(I) Maximum (#)
Raymond R. Quirk	10/31/2019	Performance Based Restricted Stock	—	—	—	—	101,986	—	4,675,038
	4/12/2019	Annual Incentive Plan	875,000	1,750,000	3,500,000	—	—	—	—
Anthony J. Park	10/31/2019	Performance Based Restricted Stock	—	—	—	—	25,437	—	1,166,032
	4/12/2019	Annual Incentive Plan	296,625	593,250	1,186,500	—	—	—	—
Michael J. Nolan	10/31/2019	Performance Based Restricted Stock	—	—	—	—	39,311	—	1,802,016
	4/12/2019	Annual Incentive Plan	442,000	884,000	1,768,000	—	—	—	—
Roger S. Jewkes	10/31/2019	Performance Based Restricted Stock	—	—	—	—	34,686	—	1,590,006
	4/12/2019	Annual Incentive Plan	442,000	884,000	1,768,000	—	—	—	—
Peter T. Sadowski	10/31/2019	Performance Based Restricted Stock	—	—	—	—	25,437	—	1,166,032
	4/12/2019	Annual Incentive Plan	292,875	585,750	1,171,500	—	—	—	—
Brent B. Bickett	4/12/2019	Annual Incentive Plan	426,637	853,275	1,706,550	—	—	—	—

51	Fidelity National Financial, Inc.

1.   With respect to the annual incentive plan, the amount shown in column (d) is 50% of the target amount shown in column (e), and the amount shown in column (f) is 200% of the target amount shown in column (e). The actual amount paid to Mr. Bickett was prorated for the portion of the year he served as our Executive Vice President, Corporate Strategy (January 1, 2019 through October 31, 2019), and is included under Non-Equity Incentive Compensation in the Summary Compensation Table above.

2.   The amounts shown in column (h) reflect the number of shares of performance-based restricted stock granted to each named executive officer under our omnibus plan.

3.   The amounts shown in column ( j) represent the grant date fair value of each restricted stock award based upon a $45.84 per share grant date fair value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2019.

		Option Awards				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Raymond R. Quirk	11/21/2013	656,181	—	17.76	11/21/2020	—	—	—	—
	11/3/2014	232,640	—	21.84	11/3/2021	—	—	—	—
	10/29/2015	300,273	—	25.53	10/29/2022	—	—	—	—
	10/30/2017	—	—	—	—	41,947	1,902,296	—	—
	10/26/2018	—	—	—	—	96,432	4,373,191	—	—
	10/31/2019	—	—	—	—	—	—	101,986	4,625,065
Anthony J. Park	10/30/2017	—	—	—	—	10,462	474,452	—	—
	10/26/2018	—	—	—	—	24,052	1,090,758	—	—
	10/31/2019	—	—	—	—	—	—	25,437	1,153,568
Michael J. Nolan	11/3/2014	75,608	—	21.84	11/3/2021	—	—	—	—
	10/29/2015	116,014	—	25.53	10/29/2022	—	—	—	—
	10/30/2017	—	—	—	—	16,169	733,264	—	—
	10/26/2018	—	—	—	—	37,170	1,685,660	—	—
	10/31/2019	—	—	—	—	—	—	39,311	1,782,754

Chart Continued ▶

Fidelity National Financial, Inc.	52

Roger Jewkes	10/29/2015	102,365	—	25.53	10/29/2022	—	—	—	—
	10/30/2017	—	—	—	—	14,267	647,008	—	—
	10/26/2018	—	—	—	—	32,798	1,487,389	—	—
	10/31/2019	—	—	—	—	—	—	34,686	1,573,010
Peter T. Sadowski	10/30/2017	—	—	—	—	10,462	474,452	—	—
	10/26/2018	—	—	—	—	24,052	1,090,758	—	—
	10/31/2019	—	—	—	—	—	—	25,437	1,153,568
Brent B. Bickett	11/3/2014	58,160	—	21.84	11/3/2021	—	—	—	—
	10/30/2017	—	—	—	—	14,415	653,720	—	—
	10/26/2018	—	—	—	—	33,137	1,502,763	—	—

1.   We made the October 2017, October 2018 and October 2019 stock awards under the omnibus incentive plan. The October 2017 grants vest in equal installments over a period of three years on each anniversary of the grant date provided that we achieve title operating margin of 8.5% in our title segment in at least two of the five quarters beginning October 1, 2017. The October 2018 grants vest in equal installments over a period of three years on each anniversary of the grant date provided that we achieve title operating margin of 8.5% in our title segment in at least two of the five quarters beginning October 1, 2018. The October 2019 grants vest in equal installments over a period of three years on each anniversary of the grant date provided that we achieve title operating margin of 9% in our title segment in at least two of the five quarters beginning October 1, 2019. Market values are based on the December 31, 2019 closing price of $45.35 per share.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2019 for each of the named executive officers on an aggregated basis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Raymond R. Quirk	120,578	3,467,570	146,450	6,671,601
Anthony J. Park	97,323	1,824,412	37,057	1,688,072
Michael J. Nolan	75,884	1,998,185	58,690	2,659,059
Roger Jewkes	160,148	3,848,160	51,937	2,350,855
Peter T. Sadowski	64,883	1,260,871	37,057	1,688,072
Brent B. Bickett	174,548	3,668,444	51,055	2,325,729

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with all of our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments upon Termination or Change in Control” section.

53	Fidelity National Financial, Inc.

RAYMOND R. QUIRK

We entered into a three-year amended and restated employment agreement with Mr. Quirk, effective October 10, 2008 with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Pursuant to the terms of the 2008 agreement, Mr. Quirk’s minimum annual base salary is $740,000, with an annual cash incentive target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Quirk is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Quirk and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Quirk is also entitled to, but does not receive, the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Quirk’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments upon Termination or Change in Control” section.

ANTHONY J. PARK

We entered into a three-year amended and restated employment agreement with Mr. Park, effective October 10, 2008 with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the 2008 agreement, Mr. Park’s minimum annual base salary is $375,000, with an annual cash incentive target equal to at least 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Park is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre- disability base salary, and Mr. Park and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Park is also entitled to, but does not receive, the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Park’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments upon Termination or Change in Control” section.

MICHAEL J. NOLAN

We entered into a three-year amended and restated employment agreement with Mr. Nolan, effective March 2, 2016 with a provision for automatic annual extensions beginning on the second anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the 2016 agreement, Mr. Nolan is entitled to a minimum annual base salary of $575,000 and an annual cash bonus target of 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Nolan and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Nolan is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

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Mr. Nolan’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments upon Termination or Change in Control” section.

ROGER S. JEWKES

We entered into a three-year amended and restated employment agreement with Mr. Jewkes, effective March 3, 2016 with a provision for automatic annual extensions beginning on the second anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the 2016 agreement, Mr. Jewkes is entitled to a minimum annual base salary of $630,000 and an annual cash bonus target of 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Jewkes and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Jewkes is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Jewkes’ employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments upon Termination or Change in Control” section.

PETER T. SADOWSKI

We entered into a three-year amended and restated employment agreement with Mr. Sadowski, effective July 23, 2008 with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the 2008 agreement, Mr. Sadowski’s minimum annual base salary is $460,000, with an annual cash incentive target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Sadowski is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Sadowski and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Sadowski is also entitled to, but does not receive, the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Sadowski’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments upon Termination or Change in Control” section.

BRENT B. BICKETT

Until November 1, 2019, we were a party to an amended and restated employment agreement with Mr. Bickett relating to his service as Executive Vice President, Corporate Strategy. The employment agreement provided for Mr. Bickett to receive a base salary of no less than $550,500 per year, for Mr. Bickett to be eligible for an annual incentive bonus, with a target opportunity of not less than 150% of his annual base salary, and for Mr. Bickett to be entitled to benefits similar to those we provided to our other executives.

55	Fidelity National Financial, Inc.

On November 1, 2019, in connection with Mr. Bickett’s transition to a non-executive employee, we entered into an employment letter agreement with Mr. Bickett for a term ending on December 31, 2021. Mr. Bickett’s employment agreement was terminated by the employment letter agreement, and he entered into a general release with the Company in connection therewith. Under the employment letter agreement, Mr. Bickett is entitled to (i) accrued obligations consisting of unpaid base salary and unused vacation pay; (ii) a pro-rated portion of his annual bonus under the 2019 annual incentive plan for the portion of the year he served as Executive Vice President, Corporate Strategy, reduced by $217,500 in light of his service as President of Cannae; (iii) a lump-sum payment consisting of his current annual base salary plus his highest annual incentive plan payment in the last three years, multiplied by 200%; (iv) continued vesting of his restricted stock awards, although he is not entitled to receive any additional equity awards; (iv) continued participation in our executive medical plan; and (v) a lump-sum payment equal to one year of life insurance and COBRA premiums.

In considering the transition payments to Mr. Bickett, our compensation committee considered his long tenure as an executive of FNF and his leadership in the execution of our mergers and acquisition and corporate finance strategies. Mr. Bickett’s deep knowledge and leadership in these areas have contributed significantly to our growth, operational success and strong financial results. The committee also considered that Mr. Bickett would continue as a non- executive employee and would continue to be available to our executives and our board of directors as needed.

ANNUAL INCENTIVE AWARDS

In 2019, our compensation committee approved performance-based cash incentive award opportunities for our named executive officers. The performance-based cash incentive award opportunities are calculated by multiplying base salary by the named executive officer’s applicable percentage approved by our compensation committee based on the level of performance that we achieved. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

LONG-TERM EQUITY INCENTIVE AWARDS

In October 2019, our compensation committee approved grants of performance-based restricted stock to all our named executive officers. The performance element applicable to the performance-based restricted stock is based upon achievement of pre-tax title margin of 9.0% in at least two of the five quarters beginning October 1, 2019. The restricted stock also vests proportionately each year over three years based on continued employment with us. More information about the long-term equity incentive awards can be found in the “Compensation Discussion and Analysis” section.

NONQUALIFIED DEFERRED COMPENSATION

Under our nonqualified deferred compensation plan, which was amended and restated effective January 1, 2009, participants, including our named executive officers, can defer up to 75% of their base salary and 100% of their monthly, quarterly and annual incentives, subject to a minimum deferral of $19,000. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions.

Fidelity National Financial, Inc.	56

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day.

Upon retirement, which generally means separation of employment after attaining age 60, an individual may elect either a lump-sum withdrawal or installment payments over 5,10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than the applicable Internal Revenue Code Section 402(g) limit will be distributed in a lump sum. Participants can elect to receive in-service distributions in a plan year designated by the participant and these amounts will be paid within two and one-half months from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.

In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A.

For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•	Retirement: Participants may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa, however, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

•	In-service Distributions: Participants may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may change the payment elections for these grandfathered amounts if notice is timely provided.

The table below describes the contributions and distributions made with respect to the named executive officers’ accounts under our nonqualified deferred compensation plan. Of our named executive officers, only Mr. Jewkes deferred 2019 compensation under the plan. Messrs. Quirk and Nolan do not have balances in the nonqualified deferred compensation plan.

57	Fidelity National Financial, Inc.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Anthony J. Park	—	—	69,896	—	339,857
Roger Jewkes	161,787	—	306,680	—	1,926,215
Michael J. Nolan	—	—	4,548	—	21,318
Peter T. Sadowski	—	—	98,987	—	474,385
Brent B. Bickett	—	—	194,025	—	829,443

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under (i) our plans, and (ii) where applicable, their employment agreements if their employment had terminated on December 31, 2019.

The types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of share based awards would be dependent on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, the named executive officers would be entitled to benefits under our nonqualified deferred compensation plan, as described above in the “Nonqualified Deferred Compensation” table and accompanying narrative.

POTENTIAL PAYMENTS UNDER EMPLOYMENT AGREEMENTS

As discussed above, we have entered into employment or service agreements with our named executive officers. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits that the named executive officers would receive in connection with various employment or service termination scenarios. None of our named executive officers receive payments upon a change of control without a related termination of employment.

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Termination Payment	Without Cause or by the Executive for Good Reason	Death or Disability(1)	For Cause or Without Good Reason
Accrued obligations (earned unpaid base salary, annual bonus payments relating to the prior year, and any unpaid expense reimbursements)	✓	✓	✓
Prorated Annual Bonus based on the actual incentive the named executive officer would have earned for the year of termination(2)	✓	✓	X
Lump-sum Payment equal to a percentage, of the sum of the executive’s (a) annual base salary and (b) the target bonus opportunity in the year in which the termination of employment occurs(3)	✓	X	X
Right to convert any life insurance provided by us into an individual policy, plus a lump-sum cash payment equal to thirty six months (18 months in the case of Messrs. Nolan and Jewkes) of premiums	✓	X	X
COBRA coverage (so long as the executive pays the premiums) for a period of three years (18 months in the case of Messrs. Nolan and Jewkes) or, if earlier, until eligible for comparable benefits from another employer, plus a lump-sum cash payment equal to the sum of thirty six (18 in the case of Messrs. Nolan and Jewkes) monthly COBRA premium payments	✓	X	X

Vesting of all stock option, restricted stock and other equity-based incentive awards, unless the equity incentive awards are based upon satisfaction of performance criteria and not based solely on the passage of time, which vest pursuant to the terms of the award

	✓	✓	X

1. Messrs. Quirk’s, Park’s and Sadowski’s employment agreements provide for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. An executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

2. The prorated annual bonus is based on the following:

• In the event of a termination without Cause or by the executive for Good Reason, the actual incentive the named executive officer would have earned for the year of termination and the fraction of the year the executive was employed by us.

• In the event of a termination for death or disability, the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed.

3. The percentage for the lump sump payment for each executive is as follows: Mr. Quirk 200%, Mr. Park 200%, Mr. Nolan 100%, Mr. Jewkes 100%, and Mr. Sadowski 200%. For Messrs. Quirk, Park and Sadowski, the bonus used for the lump-sum payment is the higher of (1) the target bonus opportunity for the year of termination or (2) the highest annual bonus paid to the executive within the preceding three years.

Definition: Cause. The following table shows for each of the named executive officers the reasons that the Company may terminate the executive’s employment for “Cause.”

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Definition of “Cause” includes:	Quirk	Park	Nolan	Jewkes	Sadowski
Persistent failure to perform duties consistent with a commercially reasonable standard of care	✓	✓	✓	✓	✓
Willful neglect of duties	✓	✓	✓	✓	✓
Conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty	✓	✓	✓	✓	✓
Material breach of the employment agreement	✓	✓	✓	✓	✓
Impeding or failing to materially cooperate with an investigation authorized by our board of directors	✓	✓	✓	✓	✓

Definition: Good Reason. The table below shows for each of the named executive officers the reasons that each executive may terminate his employment for “Good Reason.”

Definition of “Good Reason” includes:	Quirk	Park	Nolan	Jewkes	Sadowski
Material diminution in the executive’s title(1)	✓	✓	✓	✓	✓
Material diminution of the executive’s base salary or annual bonus opportunity	✓	✓	✓	✓	✓
Material breach of any of our obligations under the employment agreement	✓	✓	✓	✓	✓

Within six months immediately preceding or within two years immediately following a change of control:(2)

•    A material adverse change in the executive’s status, authority or responsibility;

•    A material adverse change in the position to whom the executive reports or to the executive’s service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom the executive reports;

•    A material diminution in the budget over which the executive has managing authority; or

•    A material change in the geographic location of the executive’s place of employment.

	✓	✓	X	X	✓

1. For purposes of Messrs. Quirk’s, Park’s and Sadowski’s employment agreements, this also includes a material diminution in the executive’s position or the assignment of duties to the executive that are materially inconsistent with the executive’s position or title.

2. For purposes of our executives’ employment agreements, a “change of control” includes (1) an acquisition by an individual, entity or group of more than 50% of our voting power; (2) a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger; (3) a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger; (4) during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office; (5) a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (i) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (ii) 50% of the voting stock of which is owned by us after the sale, transfer or disposition; or (6) our shareholders approve a plan or proposal for the liquidation or dissolution of our company.

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The agreements also contain provisions relating to the excess parachute payment excise tax under Sections 280G and 4999 of the Internal Revenue Code. The agreements provide that if any payments or benefits to be paid to the named executive officer would be subject to the excise tax on excess parachute payments, then the executive may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If the executive does not elect to have such payments so reduced, the executive is responsible for payment of any excise tax resulting from such payments. None of the agreements provide for a gross-up payment for the excise tax.

POTENTIAL PAYMENTS UNDER FNF OMNIBUS INCENTIVE PLAN

In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, our omnibus incentive plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under our omnibus incentive plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.

For purposes of our omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	An acquisition by an individual, entity or group of 25% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),

•	During any period of two consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,

•	A reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

•	Our shareholders approve a plan or proposal for our liquidation or dissolution.

ESTIMATED CASH PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below includes the cash severance amounts that would have been payable to each executive in the event of a termination of employment by us not for cause or a termination by the executive for good reason. Our estimate of the cash severance amounts that would be provided to each executive assumes that their employment terminated on December 31, 2019. The severance amounts do not include a prorated 2019 annual incentive since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the annual incentive whether or not the termination occurred.

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Reason for Termination Payment:	Quirk	Park	Nolan	Jewkes	Sadowski
Termination by Company without Cause	$9,161,965	$3,710,971	$1,666,105	$1,669,519	$3,601,549
Termination by Executive for Good Reason	$9,161,965	$3,710,971	$1,666,105	$1,669,519	$3,601,549
Death	–	–	–	–	–
Disability	–	–	–	–	–
Termination by Company for Cause or by Executive without Good Reason	–	–	–	–	–

ESTIMATED EQUITY PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The table below includes the estimated values of the FNF restricted stock awards held by the named executive officers that would vest upon a change of control, or upon the termination of their employment, in each case assuming such event occurred on December 31, 2019. The amounts below were determined based upon the number of unvested shares of restricted stock held by each executive as of December 31, 2019 (as set forth in the Outstanding Equity Awards at Fiscal Year End table above), multiplied by $45.35 per share, which was the closing price of our common stock on December 31, 2019. None of our named executive officers held any unvested stock options outstanding as of December 31, 2019.

Reason for Payment:	Quirk	Park	Nolan	Jewkes	Sadowski
Termination without Cause or by Executive for Good Reason	$6,540,437	$1,631,292	$2,521,050	$2,224,512	$1,631,292
Death	$11,199,158	$2,793,254	$4,316,777	$3,808,968	$2,793,254
Disability	$11,199,158	$2,793,254	$4,316,777	$3,808,968	$2,793,254
Change in Control	$11,199,158	$2,793,254	$4,316,777	$3,808,968	$2,793,254
Termination by Company for Cause or by Executive without Good Reason	–	–	–	–	–

In connection with certain change in control transactions, our named executive officers may require ServiceLink to purchase their ServiceLink profits interest awards for an amount equal to the fair market value of the interests.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee is currently composed of Richard N. Massey (Chair), Cary H. Thompson, and Daniel D. (Ron) Lane. During fiscal year 2019, no member of the compensation committee was a former or current officer or employee of FNF or any of its subsidiaries. In addition, during fiscal year 2019, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

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DISCUSSION OF OUR COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

We reviewed our compensation policies and programs for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk abatement processes that are in place for each program. We also reviewed data compiled across our direct title operations, agency title operations, ServiceLink, and corporate operations relative to total revenue, total profits, total compensation expenses and incentive program expenses (including as a percentage of both revenue and total compensation expenses).

We believe that several design features of our executive compensation programs mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk-taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk-taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the compensation committee’s review and approval of the awards and payments under the awards, our ability to recover any incentive-based compensation pursuant to our clawback policy and the internal and external review of our financials. We also believe that our balance of stock options and restricted stock and use of multi-year vesting schedules in our long-term incentive awards encourages recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk. We also require meaningful stock ownership multiples for some executives and included stock retention requirements in our restricted stock awards, both of which help to align our executives’ interests with our long-term performance and mitigate risk.

With respect to our non-officer incentive program, we believe that our use of clearly communicated performance goals and close monitoring by our corporate accounting group, corporate underwriting group and senior management serve to mitigate excessive risk-taking. Our sales commission incentive program is based on revenue generation, which is critical to our performance. We have controls in place that mitigate the risk that transactions might be recommended or executed to earn short term, commission based incentive compensation, including operational management oversight and approval, management reporting, and detailed underwriting guidelines and approval escalation.

2019 CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2019, which we refer to as the CEO pay ratio. Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

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The ratio of the annual total compensation of our CEO, calculated as described above, to the median of the annual total compensation of all employees for 2019 was 168 to 1. This ratio was based on the following:

•	The annual total compensation of our CEO, determined as described above, was $9,646,148; and

•	The median of the annual total compensation of all employees (other than our CEO), determined in accordance with SEC rules, was $57,381.

Methodology for Determining Our Median Employee. For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO). Accordingly, to identify the median of the compensation of our employee population, the methodology and the material assumptions and estimates that we used were as follows:

Employee Population. We determined that, as of November 30, 2017, the date we selected to identify the median employee, our total global employee population consisted of approximately 26,600 individuals working for FNF.

Compensation Measure Used to Identify the Median Employee. Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee, rather than using annual total compensation, we selected base salary/wages and overtime pay, plus paid incentive bonus through November 30, 2017 as the compensation measure.

•	We annualized the compensation of employees to cover the full calendar year, and also annualized any new hires in 2017 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee.

•	We did not make any cost-of-living adjustments in identifying the median employee.

Annual Total Compensation of Median Employee. In order to determine the annual total compensation of the median employee, we identified and calculated the elements of that employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $57,381.

Annual Total Compensation of Chief Executive Officer. With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Quirk in the “Total” column for 2019 in the Summary Compensation Table included in this proxy statement.

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DIRECTOR COMPENSATION

COMPENSATION OF OUR CHAIRMAN

William P. Foley, II serves as non-executive Chairman of the Board, and we entered into a non-executive director services agreement with him on January 8, 2016. With respect to Mr. Foley’s compensation in 2019, our directors discussed the critical role Mr. Foley plays in the formation and execution of our long- term strategic vision. Mr. Foley founded FNF in 1984 and transformed it into a leading provider of title insurance, escrow and other title-related services. Under Mr. Foley’s leadership, FNF, through our title insurance underwriters, issues more title insurance policies than any other title company in the United States. In addition to the incredible value Mr. Foley has created at FNF, he led the teams that created additional value for FNF’s shareholders through strategic transactions such as:

•	The spin-off of FIS in 2006, which, under Mr. Foley’s continued leadership from 2006 to 2016, became a global leader in financial services technology. As of December 31, 2019, FIS had a market capitalization of $85.3 billion.

•	FNF’s acquisition of LPS, where Mr. Foley unlocked the value of technology, data and analytics businesses by separating Black Knight’s businesses from LPS’ transaction services businesses that are now part of ServiceLink, and led the management team through a process of maximizing operational efficiencies and creating a culture of cross-selling. From FNF’s spin-off of Black Knight to our shareholder in September 2017 to December 31, 2019, the value of Black Knight’s stock increased from $43.05 per share to $64.48 per share, representing an aggregate increase in value of $1.8 billion with respect to the approximately 83.3 million shares of Black Knight distributed to our shareholders.

•	The split-off of our non-core businesses which formerly comprised our FNF Ventures Group into Cannae. Cannae’s stock price has increased from $18.39 at the split-off in November 2017 to $37.19 on December 31, 2019, representing an increase in value of $1.3 billion with respect to the Cannae shares distributed to our shareholders.

While Mr. Foley is no longer an executive or involved in the day-to-day operation of FNF, he continues to be the driving force behind the development and execution of our strategic direction. The most recent evidence of Mr. Foley’s leadership is the signing of a definitive agreement for FNF to acquire F&G, a transaction that will provide diversification of our cash and income streams away from title insurance in a transaction that is immediately accretive to earnings and cash flow and predictable countercyclical income that performs best in a rising long term rate environment through an attractive retirement insurance business with strong growth tailwinds as demand for retirement insurance products are propelled by an aging demographic.

In light of the high value Mr. Foley brings to our board and our shareholders, the board determined that it was important to continue to compensate Mr. Foley at a level that recognizes the significance of his contributions to our continued success and is sufficient to incentivize him to continue to focus on FNF and value creation for our shareholders. Accordingly, the compensation committee determined Mr. Foley’s compensation for 2019 should remain consistent with his 2018 compensation, although no increases were made to Mr. Foley’s 2019 compensation.

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Under the terms of Mr. Foley’s agreement, if his service is terminated by us for any reason other than for cause, due to death or disability, by him for good reason or if he is not nominated to run for re-election as Chairman of the Board, is nominated, but does not receive enough votes to be re-elected to the board, or is removed as Chairman of the Board for reasons other than cause, then he is entitled to receive:

•	Any accrued obligations, and

•	Immediate vesting and/or payment of all FNF equity awards.

If we terminate Mr. Foley’s service for cause or he resigns without good reason our only obligation is the payment of any accrued obligations.

For purposes of Mr. Foley’s agreement, “cause” includes Mr. Foley’s persistent failure to perform duties consistent with a commercially reasonable standard of care, willful neglect of duties, conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty, material breach of his agreement, or impeding or failing to materially cooperate with an investigation authorized by our board. The term “good reason” is defined in the agreement to include a material diminution in his position or title or the assignment of duties to him that are materially inconsistent with his position or title, a material diminution of his annual retainer, within six months immediately preceding or within two years immediately following a change in control, (1) a material adverse change in this status, authority or responsibility, (2) a material adverse change in the position to whom he reports or to his service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom he reports, our material breach of any of our obligations under the agreement, or election of a new director to the board of directors who he did not consent to or vote for.

Mr. Foley is also a participant in a new annual cash incentive program, which we refer to as the equity portfolio incentive program, approved by the compensation committee in April 2019. Under the program, participants are allocated a portion of an incentive pool that is equal to up to 5% of the excess, if any, of the net asset value (NAV ) of specified assets under management (AUM) above a high water mark (HWM), with NAV measured annually following completion of audited financial statements. Under the program, NAV is equal to the aggregate value, less aggregate liabilities, of the AUM, plus dividends, interest income, yield from securities lending or similar amounts received during the year. The NAV of assets removed from the AUM during the year is measured upon the date the assets are removed, and if assets are added to the AUM during the year the increase in the NAV of the assets between the date the assets are added to the AUM and the last day of the year are included in the calculation of NAV. The HWM is equal to the prior- year NAV of the AUM, less the incentives paid under the program with respect to the prior year or, if the prior-year NAV was less than the HWM for the prior year, the HWM for the prior year. The Compensation Committee has discretion to increase or decrease the amounts earned under the program, to allocate amounts forfeited by a participant to other participants and to re-set any participant’s allocation of the incentive pool on an annual basis. Participants must be providing service to the Company as a director or employee on December 31 of the year to be eligible to earn an incentive for that year.

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FNF maintains a significant investment portfolio in connection with the capitalization of its title insurance underwriters, the oversight of which is critical to our success. As of December 31, 2019, the carrying amount of total investments of our investment portfolio was $4.4 billion. In prior years, the strategic decisions and oversight of the investment portfolio was managed by a highly skilled employee dedicated to the management of the portfolio. Upon the resignation of this employee in 2019, Mr. Foley agreed to assume responsibility for strategic decisions involving the investment portfolio. The Committee approved the equity portfolio incentive program in order to incentivize Mr. Foley to focus on the strategic direction and oversight of the investment portfolio and reward Mr. Foley for achieving positive investment portfolio returns. In determining how to structure the equity portfolio incentive program, the Committee considered and modeled the program after those used in the market to incentivize portfolio managers. In determining the size of the incentive pool to allocate to Mr. Foley, the Committee considered that he would lead the investment strategy for the portfolio and the critical nature of the success of that strategy to the Company.

For 2019, Mr. Foley was allocated 3% of the 5% pool allocation, another Company employee was allocated 1% of the 5% pool allocation and the remaining 1% of the 5% pool was unallocated. As of December 31, 2019, Mr. Foley’s earned incentive under the investment portfolio incentive was $2,137,800. However, on March 26, 2020, after consideration of the impact of the COVID-19 pandemic and related economic and other uncertainties, the compensation committee exercised negative discretion and determined that no amounts would be paid to Mr. Foley under the equity portfolio incentive program with respect to 2019 performance.

COMPENSATION OF OUR OTHER DIRECTORS

Mr. Quirk receives no additional compensation for services as a member of our board. In 2019, all non-employee directors other than Mr. Foley and Willie D. Davis, who served as Director Emeritus until his passing on April 15, 2020, received an annual retainer of $80,000, payable quarterly. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $100,000 and $35,000, respectively, for their service on the audit committee. The chairman and each member of the compensation committee received an additional annual fee (payable in quarterly installments) of $25,000 and $15,000, respectively, for their service on such committees. The chairman and each member of the corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $20,000 and $10,000, respectively, for their service on such committees. Mr. Massey, who serves as our Lead Independent Director, does not receive any additional compensation for that role. In addition, in 2019 each non-employee director received a long-term incentive award of 4,691 shares of restricted stock. These restricted stock awards were granted under our omnibus plan and vest proportionately each year over three years from the date of grant based upon continued service on our board, subject to the achievement of performance-based criteria. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings and director education programs. Finally, each non-employee member of our board is eligible to participate in our deferred compensation plan to the extent he or she elects to defer any board or committee fees. Mr. Ammerman, Mr. Rood and Ms. Murren deferred the fees each earned in 2019 for their services as a director and the chairman and members of the audit committee.

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The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ending December 31, 2019. The table does not include information concerning the compensation of Willie D. Davis. As Director Emeritus, Mr. Davis was invited to attend Board meetings, but did not vote on board matters. In 2019, he received for his service (i) an annual cash retainer of $40,000, and (ii) an annual equity retainer of 2,346 shares with a grant date fair value of approximately $107,541, which are equal to 1/2 of the cash and equity retainers received by our other directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
William P. Foley, II	780,000	749,026	—	50,612	1,579,638
Douglas K. Ammerman	180,000	215,035	—	19,287	414,322
Thomas M. Hagerty	80,000	215,035	—	19,287	314,322
Daniel D. (Ron) Lane	95,000	215,035	—	19,287	329,322
Richard N. Massey	115,000	215,035	—	19,287	349,322
Heather H. Murren	115,000	215,035	—	10,903	340,938
John D. Rood	115,000	215,035	—	19,287	349,322
Peter O. Shea, Jr.	100,000	215,035	—	19,287	334,322
Cary H. Thompson	95,000	215,035	—	19,287	329,322

1. Represents the cash portion of annual board and committee retainers and meeting fees earned for services as a FNF director in 2019 for all directors.

2. Amounts shown for all directors represent the grant date fair value of a restricted stock award granted in 2019, computed in accordance with FASB ASC Topic 718. The awards vest over a period of three years from the grant date. Assumptions used in the calculation of the amounts of the FNF awards are included in Note O to our audited financial statements for the fiscal year ended December 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on February 14, 2020. Restricted stock awards granted for the fiscal year ended December 31, 2019 for each director were as follows: Mr. Foley 16,340; Mr. Ammerman 4,691; Mr. Hagerty 4,691; Mr. Lane 4,691; Mr. Massey 4,691; Ms. Murren 4,691; Mr. Rood 4,691; Mr. Shea 4,691; and Mr. Thompson 4,691. The fair value of the awards as shown above is based on a per share fair value of $45.84. As of December 31, 2019, FNF restricted stock awards outstanding for each director were as follows: Mr. Foley 38,071 ; Mr. Ammerman 11,055; Mr. Hagerty 11,055; Mr. Lane 11,055; Mr. Massey 11,055; Ms. Murren 12,710; Mr. Rood 11,055; Mr. Shea 11,055; and Mr. Thompson 11,055.

3. There were no option awards granted for the fiscal year ended December 31, 2019. As of December 31, 2019, FNF option awards outstanding for each director were as follows: Mr. Foley 2,227,571; Mr. Ammerman 37,989; Mr. Hagerty 90,296; Mr. Lane 7,138; Mr. Massey 86,528; Ms. Murren 0; Mr. Rood 84,740; Mr. Shea 84,740; and Mr. Thompson 7,138.

4. Amounts shown for all directors reflect dividends paid with respect to restricted stock that vested in 2019, which were withheld during the period of restriction and paid upon vesting.

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PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We believe that our compensation programs are structured to appropriately balance guaranteed base salary and performance-based at-risk annual and long-term incentives so as to incent our executives to drive strong short and long-term performance while providing enough ensured annual compensation in the form of base salary to discourage excessive risk-taking. We believe that the success of this approach is evidenced by our strong operating results. In 2019, we generated $8.1 billion of total revenue (excluding $328 million of noncash, valuation gains on investment securities) and $1.1 billion of net earnings from continuing operations, consistent with an increase in overall U.S. residential mortgage originations. As reflected in the charts below, over the previous five years, we have delivered consistently strong revenue and earnings.

	Year ended December 31,
	2015	2016	2017	2018	2019
Total Revenue (in millions)	$6,664	$7,257	$7,663	$7,689	$8,141
Net Earnings from Continuing Operations (in millions)	$501	$622	$639	$635	$1,076

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Our consistent operating results have translated into strong returns for our shareholders. During the three-year period from January 1, 2017 through December 31, 2019, we delivered a total return to our shareholders of approximately 99%, compared to a total return on the S&P 500 of approximately 51% during the same period. This includes a return of approximately $950 million during this three- year period to our shareholders in the form of cash dividends. Total shareholder return is based on stock price changes as adjusted to account for corporate actions.

We currently hold our “say on pay” vote every year. A majority of our shareholders approved our “say on pay” proposal in 2019, with approximately with approximately 86% of the votes cast in favor of the proposal and approximately 14% of the votes cast against the proposal.

Our compensation committee is committed to listening and responding to the views of our shareholders in creating and tailoring our executive compensation programs. Following the 2019 annual meeting of shareholders and the 2018 “say on pay” shareholder vote, our President and Chief Financial Officer met with our investors in break-out sessions at investor conferences, as well as in independent one-on-one investor meetings, to discuss our business and stock price performance, and to discuss and receive feedback on our compensation programs. In this regard, we met with investors at more than 9 investor conferences and numerous one-on-one meetings. The investors with whom we met in 2019 represented over 50% of our top 20 shareholders, who collectively owned more than 30% of our shares as of December 31, 2019.

Generally, our shareholders did not express any concerns about FNF’s executive compensation plans and practices. One of our larger shareholders did express a concern regarding our director pay practices, particularly as it relates to the compensation paid to our Chairman William P. Foley, II.

Our compensation consultant reviews the compensation paid to our directors, including Mr. Foley, on a regular basis, and makes recommendations to our compensation committee on any changes to our director compensation practices. Our compensation committee discusses the compensation consultant’s recommendations and determines whether to make any changes to our director compensation in that year.

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With respect to Mr. Foley’s compensation in 2019, our directors discussed the critical role Mr. Foley plays in the formation and execution of our long-term strategic vision. Mr. Foley founded FNF in 1984 and transformed it into a leading provider of title insurance, escrow and other title-related services. Under Mr. Foley’s leadership, FNF, through our title insurance underwriters, issues more title insurance policies than any other title company in the United States. In addition to the incredible value Mr. Foley has created at FNF, he led the teams that created additional value for FNF’s shareholders through strategic transactions such as:

•	The spin-off of FIS in 2006, which, under Mr. Foley’s continued leadership from 2006 to 2016, became a global leader in financial services technology. As of December 31, 2019, FIS had a market capitalization of $85.3 billion.

•	FNF’s acquisition of LPS, where Mr. Foley unlocked the value of technology, data and analytics businesses by separating Black Knight’s businesses from LPS’ transaction services businesses that are now part of ServiceLink, and led the management team through a process of maximizing operational efficiencies and creating a culture of cross-selling. From FNF’s spin-off of Black Knight to our shareholder in September 2017 to December 31, 2019, the value of Black Knight’s stock increased from $43.05 per share to $64.48 per share, representing an increase in value of $1.8 billion with respect to the approximately 83.3 million shares of Black Knight distributed to our shareholders.

•	The split-off of our non-core businesses which formerly comprised our FNF Ventures Group into Cannae. Cannae’s stock price has increased from $18.39 per share at the split-off in November 2017 to $37.19 on December 31, 2019, representing an increase in value of $1.3 billion with respect to the Cannae shares distributed to our shareholders.

While Mr. Foley is no longer an executive or involved in the day-to-day operation of FNF, he continues to be the driving force behind the development and execution of our strategic direction. The most recent evidence of Mr. Foley’s leadership is the signing of a definitive agreement for FNF to acquire F&G, a transaction that will provide diversification of our cash and income streams away from title insurance in a transaction that is immediately accretive to earnings and cash flow and predictable countercyclical income that performs best in a rising long term rate environment through an attractive retirement insurance business with strong growth tailwinds as demand for retirement insurance products are propelled by an aging demographic.

In light of the high value Mr. Foley brings to our board and our shareholders, the board determined that it was important to continue to compensate Mr. Foley at a level that recognizes the significance of his contributions to our continued success and is sufficient to incentivize him to continue to focus on FNF and value creation for our shareholders. Accordingly, the compensation committee determined Mr. Foley’s compensation for 2019 should remain consistent with his 2018 compensation, although no increases were made to Mr. Foley’s 2019 compensation.

We urge our shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in detail our compensation philosophy and how our compensation programs operate and are designed to achieve our business and compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and disclosures, which provide detailed information on the compensation of our named executive officers.

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We ask our shareholders to vote on the following resolution at the annual meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and executive and Director Compensation section, the compensation tables and related narrative.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the board or the compensation committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the board, although the compensation committee and the board will consider the outcome of this vote when making compensation decisions.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL INFORMATION ABOUT ERNST & YOUNG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP (EY LLP) to our shareholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

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In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of EY are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The audit committee has appointed EY to audit the consolidated financial statements of the Company for the 2020 fiscal year. EY has continuously acted as our independent registered public accounting firm since August 2, 2017. For services rendered to us during or in connection with our years ended December 31, 2019 and December 31, 2018, we were billed the following fees by EY:

	2019 (In thousands)	2018 (In thousands)
Audit Fees	$3,205	$3,168
Audit-related Fees	$311	$303
Tax Fees	$86	$59
All Other Fees	$14	$2

Audit Fees. Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2019 and 2018 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-related Fees. Audit-related fees in 2019 and 2018 consisted principally of fees for Service Organization Control Reports.

Tax Fees. Tax fees for 2019 and 2018 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees. All other fees relate primarily to services provided for regulatory inspection readiness assessments.

APPROVAL OF ACCOUNTANTS’ SERVICES

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit- related work and all non-audit work performed by EY LLP is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by EY has been generally pre-approved by the audit

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committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2020 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following tables is based on 272,013,813 shares of our common stock outstanding as of April 13, 2020. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of our common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of such class:

Name	Shares Beneficially Owned(1)	Percent of Series(2)
The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	25,685,305	9.4%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	19,756,627	7.3%
Principal Global Investors, LLC 801 Grand Avenue, Des Moines, IA 50392	17,454,836	6.4%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	17,401,137	6.4%

1.	Based on information as of December 31, 2019 that has been publicly filed with the SEC.

2.	Applicable percentages based on shares of our common stock outstanding as of April 13, 2020.

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SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information regarding beneficial ownership as of April 13, 2020 of our common stock by:

•	Each of our directors and nominees for director;

•	Each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; and

•	All of our executive officers and directors as a group.

Name(1)	Number of Shares	Number of Options(2)	Total	Percent of Total
Douglas K. Ammerman	120,102	37,989	158,091	*
William P. Foley, II(3)	6,651,776	2,227,571	8,879,347	3.2%
Thomas M. Hagerty	219,507	90,296	309,803	*
Roger Jewkes(4)	633,845	102,365	736,210	*
Daniel D. (Ron) Lane	263,322	—	263,322	*
Richard N. Massey	166,040	86,528	252,568	*
Heather H. Murren	22,091	—	22,091	*
Michael J. Nolan(5)	243,070	191,622	434,692	*
Anthony J. Park(6)	383,076	—	383,076	*
Raymond R. Quirk(7)	1,806,227	1,189,094	2,995,321	1.1%
John D. Rood	98,824	84,740	183,564	*
Peter T. Sadowski(8)	223,411	—	223,411	*
Peter 0. Shea, Jr.	151,859	84,740	236,599	*
Cary H. Thompson	71,067	7,138	78,205	*
All directors and officers (15 persons)	11,375,957	4,450,670	15,826,627	5.8%

* Represents less than 1% of our common stock.

1. The business address of such beneficial owner is do Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

2. Includes vested options and options vesting within 60 days of April 13, 2020.

3. Includes 2,245,122 shares of our common stock held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole shareholders; and 708,106 shares of our common stock owned by the Foley Family Charitable Foundation. Includes 2,300,000 directly owned shares and 1,700,000 shares owned by Folco Development Corporation that are pledged as security in accordance with a previously granted waiver to our hedging and pledging policy.

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4. Includes 502,576 shares held by the Jewkes Family Trust.

5. Includes 11,085 shares held by the Michael J. Nolan Trust.

6. Includes 154,653 shares owned by the Anthony J. Park and Deborah L. Park Living Trust.

7. Includes 1,390,002 shares held by the Quirk 2002 Trust, and 47,193 shares held by the Raymond Quirk 2004 Trust.

8. Includes 144,908 shares held by the Sadowski Living Trust.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2019 about our common stock which may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights)(1)
Equity compensation plans approved by security holders	5,530,125	$20.88	12,163,677
Equity compensation plans not approved by security holders	—	—	—
Total	5,530,125	$20.88	12,163,677

1. In addition to being available for future issuance upon exercise of options and SARs under the FNF omnibus plan, these shares of common stock may be issued in connection with new awards of restricted stock, restricted stock units, performance shares, performance units, options or other stock based awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH CANNAE

On November 17, 2017 we completed the split-off, which we refer to as the Split-Off, of our former wholly-owned subsidiary Cannae Holdings, Inc., or Cannae, which consists of the businesses, assets and liabilities formerly attributed to our FNF Ventures Group, or FNF Group, including Ceridian Holding, LLC, American Blue Ribbon Holdings, LLC and T-System Holding LLC. As a result of the Split-Off, FNF and Cannae operate separately. In connection with the Split-Off, our title insurance underwriters Fidelity National Title Insurance Company, Chicago Title Insurance Company and Commonwealth Land Title Insurance Company contributed an aggregate of $100 million to Cannae in exchange for 5,706,134 shares of Cannae common stock. As of December 31, 2019, these shares represented approximately 7.2% of Cannae’s outstanding shares. We will dispose of the Cannae shares as soon as a disposition is warranted consistent with the business reasons for the ownership of the shares, but in no event later than five years after the Split-Off. In addition, we are subject to certain restrictions regarding voting of our Cannae shares described under “Voting Agreement” below.

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We and Cannae have overlapping executive officers and directors. William P. Foley, II, our non- executive Chairman, also serves as non-executive Chairman and is a director of Cannae; Brent B. Bickett, who served as our Executive Vice President of Corporate Strategy until November 1, 2019, is President of Cannae; and Michael L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, serves as Executive Vice President, General Counsel and Corporate Secretary of Cannae. In addition, our director Richard N. Massey serves on the board of directors of Cannae and has served as Chief Executive Officer of Cannae since November 15, 2019. In order to govern certain of the ongoing relationships between us and Cannae and to provide mechanisms for an orderly transition, we have entered into certain agreements with Cannae, the terms of which are summarized below.

VOTING AGREEMENT

In connection with the Split-Off and the issuance of the FNF Cannae shares, we entered into a voting agreement with Cannae (the voting agreement), pursuant to which we have agreed to cause our Cannae shares to be counted as present at any meeting of the stockholders of Cannae for the purpose of establishing a quorum. Additionally, under the voting agreement, we agreed to vote all of our Cannae shares in the same manner as, and in the same proportion to, all shares voted by holders of Cannae common stock (other than FNF and our subsidiaries) until the date on which FNF and our subsidiaries no longer beneficially own shares of Cannae common stock. In addition, we will not deposit any of our Cannae shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any of our Cannae shares, or take any action that would have the effect of preventing or materially delaying us from performing any of our obligations under the voting agreement.

TAX MATTERS AGREEMENT

We have also entered into a tax matters agreement with Cannae that governs our respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters. As used in this description, the terms FNF and Cannae generally include FNF and Cannae, respectively, and their respective direct and indirect subsidiaries, including any corporations that would be members of the affiliated group of which FNF or Cannae, respectively, is the common parent corporation if they were includible corporations under Section 1504(b) of the Internal Revenue Code, or IRC.

Under the tax matters agreement, FNF was obligated to pay, or as applicable, indemnify Cannae for any losses incurred by Cannae with respect to (i) any taxes imposed by reason of Cannae having been a member of an FNF consolidated group on or prior to the Split-Off date, (ii) any reduction in a tax payable by the FNF common by reason of the use or offset of any tax item that is allocated to Cannae, and (iii) any taxes that are attributable to a disqualifying action. No such events occurred.

CORPORATE SERVICES AGREEMENT

We entered into a corporate services agreement with Cannae (the corporate services agreement) pursuant to which we will provide Cannae with certain specified services, including insurance administration and risk management; other services typically performed by FNF’s legal, investor relations, tax, human resources, accounting and internal audit departments; and such other similar services that Cannae may from time to time request or require.

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We agreed to use commercially reasonable efforts to keep and maintain in effect its relationships with its licensors, vendors and service providers that are integral to the provision of the corporate services to Cannae. The corporate services agreement will continue in effect until the earlier of (i) the date on which the corporate services agreement is terminated by mutual agreement of Cannae and FNF and (ii) the third anniversary of the date on which the corporate services agreement was entered into.

During the initial three years, we will provide these corporate services at no cost, other than reimbursement for reasonable out-of-pocket costs and expenses incurred by us in connection with providing such services to Cannae. If the corporate services agreement remains in place for three years and is not mutually terminated by Cannae and FNF prior to that time, following the expiration of the initial three-year term, the corporate services agreement will automatically renew for successive one-year terms unless FNF and Cannae mutually agree to terminate the agreement. Prior to any such one-year renewal term, FNF and Cannae will negotiate mutually agreeable arm’s length terms for the compensation Cannae will provide to us in exchange for the corporate services during such upcoming one-year term.

REGISTRATION RIGHTS AGREEMENT

Our title insurance underwriter subsidiaries that own Cannae shares (the Registration Rights Agreements parties) entered into registration rights agreements with Cannae. The registration rights agreements provide the Registration Rights Agreements parties, and their permitted transferees, with the right to require Cannae, at its expense, to register shares of Cannae common stock that the Registration Rights Agreements parties hold. The agreements also provide that Cannae will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act. The following description summarizes such rights and circumstances.

Demand Rights

Subject to certain limitations, beginning one-year following the effectiveness of the proxy statement/prospectus related to the Split-Off, the Registration Rights Agreements parties (and their permitted transferees) will have the right, by delivering written notice to Cannae, to require Cannae to register the number of shares of common stock requested to be so registered in accordance with the registration rights agreement. Within five days following receipt of notice of a demand registration, we will be required to give written notice to all other beneficial holders of our registrable shares of common stock that have joined the registration rights agreement.

Subject to certain limitations as described below, Cannae will include in the registration all securities with respect to which its receives a written request for inclusion in the registration within ten days after Cannae gives notice. Following the demand request, Cannae is required to use reasonable best efforts to have the applicable registration statement filed with the SEC within a specified period following the demand and is required to use best efforts to cause the registration statement to be declared effective. Any demand registration must include registrable securities having an aggregate market value of at least $10 million, and holders of Cannae’s registrable securities are limited to one demand registration within any nine month period.

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Shelf Registration Rights on Form S-3

If Cannae is eligible to file a shelf registration statement on Form S-3, holders of registrable securities with registration rights under the registration rights agreement can request that Cannae register their shares for resale. Within five days following receipt of notice of a Form S-3 registration request, Cannae will be required to give written notice to all other beneficial holders of registrable shares of common stock that have joined the registration rights agreement. Subject to certain limitations as described below, Cannae will include in the Form S-3 registration all securities with respect to which it has received a written request for inclusion in the registration within seven days after it gives notice. Following such request, Cannae is required to use reasonable efforts to have the shelf registration statement declared effective. No Form S-3 registration request may be made within nine months following a prior demand or request.

In addition, once a shelf registration statement has been declared effective by the SEC pursuant to the forgoing, thereafter, from time to time, any holder of registrable securities that has joined the registration rights agreement may, by notice to Cannae, require Cannae to register such holder’s registrable securities pursuant to the shelf registration statement.

Piggyback Rights

Holders of registrable shares of common stock under the registration rights agreement will be entitled to request to participate in, or “piggyback” on, registrations of certain securities for sale by Cannae at any time after the Split-Off. This piggyback right will apply to any registration other than registration statements relating to any employee benefit plans, registration statements related to the issuance or resale of securities issued in connection with transactions or corporate reorganizations under Rule 145 of the Securities Act, or registration statements related to stock issued upon conversion of debt securities.

Conditions and Limitations

The registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and Cannae’s right to delay, suspend or withdraw a registration statement under specified circumstances. Additionally, in certain circumstances Cannae may withdraw a registration upon request by the holder of registrable securities.

REVOLVER NOTE

We entered into a revolver note with Cannae, which allows Cannae to borrow revolving loans from us from time to time in an aggregate amount not to exceed $100 million. The proceeds of the revolving loans may be used for investment purposes and working capital needs. The revolving loans accrue interest at LIBOR plus 450 basis points and mature on the five year anniversary of the date of the revolver note. The maturity date is automatically extended for additional five year terms unless notice of non-renewal is otherwise provided by either FNF or Cannae, in their sole discretion. On February 7, 2019, Cannae borrowed $100 million from FNF under the Cannae Revolver. On June 12, 2019, Cannae repaid to FNF the entire $100 million outstanding amount under the Cannae Revolver. On July 5, 2019, Cannae borrowed $100 million from FNF under the Cannae Revolver. On September 11, 2019, Cannae repaid to FNF the entire $100 million outstanding amount under the Cannae Revolver. As of December 31, 2019, there is no outstanding balance under the Cannae Revolver.

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AGREEMENTS WITH BLACK KNIGHT

On September 29, 2017, we completed a series of transactions that resulted in a tax-free spin-off (the Spin-Off ) of our majority-owned subsidiary Black Knight Financial Services, Inc., or BKFS, and the formation of a new publicly-traded holding company, Black Knight, Inc., or Black Knight, which owns all of the outstanding shares of BKFS. As a result of the Spin-Off, FNF and Black Knight are separate independent companies. Mr. Foley, our Chairman of the Board, served as Executive Chairman of Black Knight until December 1, 2019, and since December 2019 has served as non- executive Chairman of the Board of Black Knight. In addition, Mr. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, serves as Executive Vice President and General Counsel of Black Knight. In addition, Thomas M. Hagerty, Richard N. Massey and John D. Rood serve on the boards of directors of both FNF and Black Knight. We considered Black Knight to be a related party for the period prior to Mr. Foley’s transition to a non-executive role at Black Knight on December 1, 2019.

In order to govern certain of the ongoing relationships between us and Black Knight following the Spin-Off, we have entered into certain agreements with Black Knight, the terms of which are summarized below.

TAX MATTERS AGREEMENT

In connection with the Spin-Off, we entered into a tax matters agreement with Black Knight that governs our respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters. As used in this description, the terms FNF and Black Knight generally include FNF and Black Knight, respectively, and their respective direct and indirect subsidiaries, including any corporations that would be members of the affiliated group of which FNF or Black Knight, respectively, is the common parent corporation if they were includible corporations under Section 1504(b) of the IRC.

Under the tax matters agreement, we were required to indemnify Black Knight for (i) any taxes of Black Knight with respect to a pre Spin-Off taxable period, (ii) any taxes (except for taxes otherwise required to be indemnified by us) pursuant to Treasury regulations Section 1.1502- 6 (or comparable provision under any other applicable law) by reason of Black Knight having been a member of an FNF common on or prior to the Spin-Off date, (iii) any taxes resulting from the Spin-Off and related transactions failing to qualify as a reorganization within the meaning of Section 368(a) of the IRC and a distribution to which Section 355 of the IRC applies, (iv) any taxes arising as a result of the separation (other than taxes set forth in clause (iii), above), and (v) all transfer taxes, except, in each case, for taxes that arise from or are attributable to a Black Knight disqualifying action. No such events occurred.

SERVICES AGREEMENTS

We have various agreements with Black Knight, including certain of its subsidiaries, pursuant to which Black Knight provides technology, data and analytics services, as well as corporate shared services and information technology. In addition, we provide certain corporate services to Black Knight, including certain legal services and corporate administrative services. Pursuant to these arrangements, during the year ended December 31, 2019 we received $9 million in revenues and recorded $54 million in net operating expenses from Black Knight and its subsidiaries.

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SALES PROMOTION AGREEMENT

In connection with the Spin-Off, we entered into a Sales Promotion Agreement with Black Knight, which we refer to as the sales promotion agreement. Pursuant to the agreement, each party agrees to cooperate with the other party in promoting such party’s products and services to its customers. If the promotional activities are mutually advantageous, each party shall identify any customers who may be interested in the services of the other party, so that the parties can coordinate appropriate engagement of such promotional activities. The sales promotion agreement has an initial term of five years, and will renew automatically for additional five year terms unless terminated by either party with at least 90 days written notice prior to the start of the next term.

NON-COMPETITION AGREEMENT

In connection with the Spin-Off, we entered into a Non-Competition Agreement with Black Knight, which we refer to as the non-competition agreement. Pursuant to the agreement, Black Knight will not, among other things, without our prior written consent, engage in or acquire any businesses engaged in title generation/escrow services, appraisal, or default and field services work (other than technology solutions for such services). Such restrictions are subject to an exception allowing Black Knight to acquire a business engaged in such restricted services if at least 90% of such business’ revenue is contributed by activities other than such restricted activities. Black Knight also agreed not to engage in certain transactions such as a merger, sale of assets, or sale of greater than 5% of its equity interests to a buyer that derives 10% or more of its revenue from such restricted services. The non-competition agreement terminates on the tenth anniversary of the date of entry into such agreement.

CROSS-INDEMNITY AGREEMENT

Our ServiceLink subsidiary has entered into a cross indemnity agreement with Black Knight. Pursuant to the cross indemnity agreement, Black Knight indemnifies ServiceLink for liabilities relating to, arising out of or resulting from the conduct of Black Knight’s business or any action, suit or proceeding in which we or any of our subsidiaries are named by reason of being a successor to the business of LPS and the cause of such action, suit or proceeding relates to the business of Black Knight. In return, we indemnify Black Knight for liabilities relating to, arising out of, or resulting from the conduct of our business.

OTHER RELATED PARTY TRANSACTIONS

During 2019, certain entities owned or controlled by our non-executive Chairman, William P. Foley II, paid us an aggregate of $54,000 for information technology support services. Amounts paid to the Company by entities owned or controlled by Mr. Foley are believed to be at market rates for similar services or at the cost to provide the service incurred by the Company. Also, during 2019, we paid, in the ordinary course of business, amounts to certain companies owned in whole or part by Mr. Foley including: $527,997 to Rock Creek Cattle Company, Ltd. and affiliated companies related primarily to hosting Company events, $197,294 to Foley Family Wines for wine purchases related to employee recognitions, and $164,623 to Mr. Foley’s other affiliated companies primarily for travel to and hosting Company events. We believe the amounts charged to us in the foregoing transactions were fair and reasonable and represent market rates that would be charged to unaffiliated third party customers for the same types of services. We believe that FNF receives intangible business benefits as a result of these activities as they foster increased loyalty to the Company.

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On November 17, 2017, we entered into a services agreement with F&G (as the successor to CF Corporation) pursuant to which FNF provides certain transactional and operational services and advice. In consideration of the services provided by FNF to F&G during the term of the services agreement, FNF will receive fees up to $6,000,000. In 2019, F&G paid FNF $3,000,000 for services rendered pursuant to the services agreement. Mr. Foley serves as Co-Chairman of the board of directors of F&G and indirectly holds a 6.7% ownership interest in F&G. FNF holds a 7.6% ownership interest in F&G.

On November 1, 2019, we entered into a services agreement with Trasimene Capital Management, LLC (Trasimene) pursuant to which Trasimene will provide certain advisory services to us, including but not limited to ongoing tax and finance services and investment advisory services with respect to potential acquisitions, divestitures and other corporate transactions. In consideration of the services provided by Trasimene to FNF, we will pay an employee services fee of $500,000 related to services provided by a Trasimene employee related to the tax and finance services provided under the agreement. In addition, we will pay Trasimene a mutually agreed upon fee in connection with any acquisitions, divestitures, financings or liquidity events, which fee shall be consistent with market rates. We paid Trasimene $125,000 under the services agreement with respect to tax and finance-related employee services rendered during the period October 1, 2019 through December 31, 2019. A special committee of the FNF board that considered the acquisition of F&G engaged Trasimene as a financial advisor in connection with the F&G acquisition. Trasimene will receive a fee for its services to the FNF special committee, a substantial portion of which is contingent upon the consummation of the F&G acquisition transaction. Mr. Foley is the Managing Member and a Senior Managing Director and holds an ownership interest in Trasimene. Our director Richard N. Massey is a Senior Managing Director and holds an ownership interest in Trasimene.

Sara Bennett, the daughter in law of Mr. Quirk, is an attorney who is employed by a subsidiary of the Company as underwriting counsel. In 2019, Ms. Bennett’s gross earnings were $354,000, which is consistent with other employees holding similar titles at the Company. She also received health and other benefits customarily provided to similarly situated employees.

Our audit committee has reviewed and approved each of the transactions described above in accordance with the terms of our Code of Conduct related to the approval of related party transactions, which are described below.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	Any significant ownership interest in any supplier or customer;

•	Any consulting or employment relationship with any customer, supplier or competitor; and

•	Selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

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It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question (or their immediate family member) has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.

With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer must:

•	Discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;

•	In the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•	In the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semiannually to the audit committee for its review.

Under Securities and Exchange Commission rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain shareholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.

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SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Shareholders to be held in 2021, including submissions of shareholder director nominations in accordance with the proxy access procedures set forth in our bylaws, must be received by the Company no later than December 26, 2020. Any other proposal that a shareholder wishes to bring before the 2021 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 26, 2020. Any nominations pursuant to our proxy access bylaw must also be received by the Company no later than December 26, 2020. All proposals and nominations must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals and nominations must be directed to the Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2020 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By Order of the Board of Directors

Raymond R. Quirk

Chief Executive Officer

Dated: April 23, 2020

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FIDELITY NATIONAL FINANCIAL, INC.

601 RIVERSIDE AVENUE

JACKSONVILLE, FLORIDA 32204

FIDELITY NATIONAL FINANCIAL, INC. 601 RIVERSIDE AVE. JACKSONVILLE, FL 32204 VOTE BY INTERNET Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2020 for shares held directly and by 11:59 p.m. Eastern Time on June 7, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2020 for shares held directly and by 11:59 p.m. Eastern Time on June 7, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D09295-P37157 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY FIDELITY NATIONAL FINANCIAL, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR the All All Except nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. following: 1. Election of four Class III directors to serve until the 2023 ! ! ! annual meeting of shareholders.Nominees: 01) William P. Foley, II 02) Douglas K. Ammerman 03) Thomas M. Hagerty 04) Peter O. Shea, Jr. The Board of Directors recommends you vote FOR the proposals 2 and 3: 2. Approval of a non-binding advisory resolution on the compensation paid to our named executive officers. 3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2020 fiscal year. NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain ! ! ! ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Fidelity National Financial, Inc. Meeting Information* 2020 Annual Meeting of Shareholders June 10, 2020 10:00 a.m. Eastern Time 601 Riverside Avenue Jacksonville, FL 32204 * As part of our precautions regarding the coronavirus (COVID-19), we may announce additional or alternative arrangements for the annual meeting, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision in advance and provide you with details on how to participate. Please monitor the Investor Info page of our website at www.fnf.com and our filings with the SEC for updated information. If you are planning to attend our meeting, please check the website the week of the meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D09296-P37157 FIDELITY NATIONAL FINANCIAL, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FIDELITY NATIONAL FINANCIAL, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 10, 2020 The undersigned hereby appoints the Chief Executive Officer, Corporate Secretary and Assistant Corporate Secretary of Fidelity National Financial, Inc. ("FNF"), and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock held of record by the undersigned as of April 13, 2020, at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on June 10, 2020, or any adjournment thereof. This instruction and proxy card is also solicited by the Board of Directors of FNF for use at the Annual Meeting of Shareholders on June 10, 2020 at 10:00 a.m., Eastern Time, from persons who participate in the Fidelity National Financial, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"). By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A. (the "Trustee" for the 401(k) Plan) to exercise the voting rights relating to any shares of common stock allocable to his or her account(s) as of April 13, 2020. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Fidelity National Financial, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717). All voting instructions for shares in the 401(k) Plan, whether voted by mail, telephone or internet, must be received by 11:59 p.m., Eastern Time, on June 7, 2020. The Trustee will tabulate the votes from all 401(k) Plan participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. Continued and to be signed on reverse side